As filed with the Securities and Exchange Commission on April 5, 2019
Registration No. 333-221058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 6 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seanergy Maritime Holdings Corp.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece
Tel: +30 213 0181507
(Address and telephone number of Registrant's principal executive offices)
With copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480- 8421 (facsimile number)
Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Joshua N. Englard, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
(212) 370-1300 (telephone number)
(212) 370-7889 (facsimile number)

Seward & Kissel LLP Attn: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (Name, Address and telephone number of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units consisting of:
(i) Common shares, par value $0.0001 per share	$17,250,000
(ii) Class B Warrants to purchase common shares, par value $0.0001 per share(3)(4)	-
(iii) Class C Warrants to purchase common shares, par value $0.0001 per share(3)	-
Pre-funded warrants to purchase common shares(3)(5)(6)	-
Common shares, par value $0.0001 per share, underlying Class B Warrants and Class C Warrants(4)(8)	$37,950,000
Common shares, par value $0.0001 per share, underlying pre-funded warrants(5)	-
Representative’s common share purchase warrant(7)	-
Common shares underlying representative’s common share purchase warrant(8)	$1,078,125
Total	$56,278,125	$6,821	(9)

(1)
Includes common shares, Class B Warrants and Class C Warrants the underwriter has the option to purchase to cover over-allotments, if any. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)
Based on a per-share exercise price for the Class B Warrants and Class C Warrants of 110% of the public offering price per unit in this offering. Includes shares issuable under certain circumstances upon full exercise of the Class C Warrants pursuant to the cashless exercise provision therein.

(5)
The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a  dollar-for-dollar basis on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $17,250,000.

(6)
The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(7)	No fee pursuant to Rule 457(g) under the Securities Act.
(8)
Based on a per-share exercise price of 110% of the unit price for the Class B Warrants, 110% of the unit price for the Class C Warrants, and 125% of the unit price for the Representative’s common share purchase warrant.

(9)	$2,863.50 of this amount was previously paid in connection with the initial filing of this Form F-1 on October 20, 2017.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 5, 2019
PRELIMINARY PROSPECTUS
$15,000,000
Units Consisting of Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class B Warrants to Purchase Common Shares and
Class C Warrants to Purchase Common Shares
Seanergy Maritime Holdings Corp.
We are offering $15,000,000 of units (or 3,370,786 units, assuming a public offering price per unit of $4.45, the last reported sale price per share of our common shares on the Nasdaq Capital Market on April 4, 2019), each unit consisting of (i) one common share, par value $0.0001 per share, (ii) one Class B Warrant to purchase one common share and (iii) one Class C Warrant to purchase one common share pursuant to this prospectus for $      per unit. Each Class B Warrant will have an exercise price of $       per share, will be exercisable upon issuance and will expire three years from issuance. Each Class C Warrant will have an exercise price of $ per share, will be exercisable upon issuance, and will expire six months from issuance. Beginning 30 days after issuance, each Class C Warrant will be exercisable on a cashless basis under certain circumstances for a number of common shares calculated according to a formula based on the market price at the time of exercise.
We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrant in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of units including a common share we are offering in the units will be decreased on a one-for-one basis.
The common shares and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying Class B Warrants and Class C Warrants (other than pursuant to the underwriters’ option to purchase additional units), but will be issued separately, and will be immediately separable upon issuance.

Our common shares and Class A Warrants are listed on the Nasdaq Capital Market under the symbols "SHIP" and “SHIPW”, respectively. On April 4, 2019, the last reported sale price of our common shares on the Nasdaq Capital Market was $4.45 per share. We intend to apply to list the Class B Warrants offered hereby on the Nasdaq Capital Market under the symbol        .
There is currently no established trading market for the pre-funded warrants or Class B Warrants or Class C Warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants or Class C Warrants on any national securities exchange or other trading market and we do not expect an active trading market to develop for these warrants. Without an active trading market, the liquidity of the pre-funded warrants and the Class C Warrants will be limited.
Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page [●] of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price	$	$
Underwriters fees and commissions(1)	$	$
Proceeds to the Company, before expenses	$	$

____________________________
(1) We have agreed to issue a warrant, or the Representative’s Warrant, to the representative of the underwriters, or the Representative. We have additionally agreed to reimburse the underwriters for expenses incurred by them in an amount not to exceed $90,000. We refer you to “Underwriting” beginning on page [●] of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.
We have granted the underwriters an option for a period of up to 45 days to purchase up to 505,617 additional common shares or pre-funded warrants, 505,617 Class B Warrants and/or 505,617 Class C Warrants, assuming a public offering price per unit of $4.45, the last reported sale price per share of our common shares on the Nasdaq Capital Market on April 4, 2019.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the units to purchasers in the offering is expected to be made on or about  , 2019.
Maxim Group LLC

The date of this prospectus is                 , 2019.

iii

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.  This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors”. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the drybulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
i

•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•
changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of V.Ships Limited, or V.Ships, our technical manager, and Fidelity Marine Inc., or Fidelity, our commercial manager;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	acts of terrorism and other hostilities;
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry;
•	our ability to continue as a going concern; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.
ii

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
iii

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2018.
Unless the context otherwise requires, as used in this prospectus, the terms "Company", "Seanergy", "we", "us" and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities, primarily iron ore and coal. We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience operating large and diversified fleets, who have strong relationships to a growing number of international charterers.
Our fleet was acquired at a historically low point in the shipping cycle. In 2015, we acquired eight modern drybulk vessels (six Capesize and two Supramax vessels). In 2016 and 2017, we acquired three additional Capesize drybulk vessels. In October and November 2018, we sold our two Supramax vessels and purchased an additional Capesize vessel and we became the only pure-play Capesize shipping company publicly listed in the U.S. capital markets. We refer to the ten vessels that we presently operate as our “Fleet”. Since March 2015, we have invested approximately $300 million to acquire our Fleet.
We manage our vessels' operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning subsidiaries, V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides exclusive commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management Corp., or Seanergy Management, our wholly-owned ship managing subsidiary. Seanergy Management provides us with certain other management services.
Our Fleet
As of the date of this prospectus, we operate a fleet of ten Capesize drybulk vessels with a cargo-carrying capacity of approximately 1,748,581 dwt and an average age of approximately 10 years. The following table lists the vessels in our fleet as of the date of this prospectus:

Fleet
Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship	2010	179,701	MI	Daewoo	Spot
Championship (1)	2011	179,238	MI	Sungdong	Time Charter, (or T/C), Index Linked (2)
Partnership	2012	179,213	MI	Hyundai	T/C Index Linked(3)
Knightship (4)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	T/C Index Linked(5)
Gloriuship	2004	171,314	MI	Hyundai	Spot
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,058	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	Spot
Squireship	2010	170,018	LIB	Sungdong	Spot
Average Age/Total dwt:	10 years	1,748,581

(1)
In November 2018, we entered into a financing arrangement with Cargill International SA, or Cargill, according to which this vessel was sold and leased back on a bareboat basis for a five-year period. We have a purchase obligation at the end of the five-year period and we further have the option to repurchase the vessel at any time during the bareboat charter.

(2)
This vessel is being chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of about 16 to about 18 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the Baltic Capesize Index, or the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize forward freight agreement rate, or FFA, for the selected period.

(3)
This vessel is being chartered by Uniper Global Commodities SE, or Uniper, and was delivered to the charterer on December 11, 2018 in direct continuation of the vessel's previous time charter, for a minimum of five months to a maximum of eight months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us an option for any period of time, no less than three months, during the hire to be converted into a fixed rate time charter, with a rate corresponding to the prevailing value of the respective Capesize FFA.

(4)
In June 2018, we entered into a financing arrangement with AVIC International Leasing Co., Ltd., or AVIC, according to which this vessel was sold and leased back on a bareboat basis from AVIC’s affiliate, Hanchen Limited, or Hanchen, for an eight-year period. We have a purchase obligation at the end of the eight-year period and we further have the option to repurchase the vessel at any time following the second anniversary of delivery under the bareboat charter.

(5)
This vessel is being chartered by Oldendorff Carriers GmbH & Co. KG, or Oldendorff, and was delivered to the charterer on June 28, 2017, in direct continuation of the vessel's previous time charter, for a period of about 18 months to about 22 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize FFA for the selected period.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Drybulk Shipping Industry Trends
Based on information provided by Karatzas Marine Advisors & Co., or Karatzas Marine Advisors, our industry expert, we believe that the following industry trends create growth opportunities for us as an owner and operator of drybulk vessels:
•
drybulk fleet growth has declined every year from 2011 to 2016, while in 2018 fleet growth was 2.80%, one of the lowest growth rates in the last two decades. Given that the vessel orderbook is currently at a low level and the long lead-time involved in new vessel orders, fleet growth is expected to remain at historically low levels, typically below 3% per annum until 2021;

•
global economic activity and industrial production continues to rely on raw materials and commodity consumption. World drybulk trade increased by 2.5% in 2018 and is expected to increase by 2.4% in 2019;

•
in 2018 and year-to-date 2019, there has been a noticeable rise in vessel prices compared to the price levels seen in 2016. Prices for 5-year and 10-year old 180,000 dwt Capesize vessels averaged approximately $24.5 and $13.8 million, respectively, in 2016, while prices at the end of February 2019 stood at $32.5 million and $24.5 million, respectively. As a matter of comparison, the fifteen-year average for 5-year and 10-year-old Capesize vessels stand at $43 million and $31 million respectively, even when excluding years 2006-2008, considered years of a super-cycle. Despite the significant increase of 80%, which allows for an exit strategy and sale of the vessels, we believe there is upside potential since current asset prices are materially below the fifteen-year historical average;

•
as of February 28, 2019, the average of the BCI TCE, the generally agreed-upon index for spot Capesize shipping rates, was $5,290 per day, 14% higher than the average level in 2016; the fifteen-year average for short-term Capesize vessel time-charters was approximately $37,200 per day, or $25,500 per day when the years of the 2006-2008 super-cycle are excluded. The present Capesize freight market is materially lower than the historical average and we believe there is further upside potential for the market "reverting to the mean";

•
the regulations enacted by the International Maritime Organization, or IMO, mandating higher maintenance standards of vessels, installation of ballast water management systems, and gradually lower emissions will require material capital investments that will render older drybulk vessels uneconomical for retrofitting and will expedite their demolition; and

•	charterers' concerns about environmental and safety standards are shifting their preference toward modern vessels that are owned and operated by reputable and financially stable shipowners.
The details on the industry trends set forth in this section have been prepared by Karatzas Marine Advisors. We and Karatzas Marine Advisors can provide no assurance, however, that the industry trends described above will continue, that we will be successful in capitalizing on any such opportunities or that we will be able to expand our business. For further discussion of the risks that we face, see "Risk Factors" beginning on page [●] of this prospectus. Please read "The International Drybulk Industry" for more information on the drybulk shipping industry.

Experienced Management
Our leadership has considerable shipping industry expertise. Mr. Tsantanis, our Chairman and Chief Executive Officer, brings more than 20 years of experience in shipping and finance and has held senior management positions in prominent shipping companies prior to leading our Company. Mr. Gyftakis, our Chief Financial Officer, has more than 13 years of experience in senior positions in the shipping finance industry. Our Chief Operations Officer, Chief Technical Officer and General Counsel have a combined experience of 54 years in senior positions in the shipping industry.

Business Strategy & Strengths
Our business strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for drybulk commodities.
Our Fleet Composition
Focus on Capesize Vessels. Our fleet currently consists of ten modern-design Capesize vessels. We are the only pure-play Capesize shipping company listed in the U.S. capital markets. We expect our focus on a single type of vessel within the drybulk space to result in superior operational efficiency and commercial performance in this market. We believe, further, that our focus on the Capesize market will attract a broad shareholder base aiming to gain direct exposure to the favorable fundamentals of iron ore and coal transportation, while minimizing their exposure to the rest of the drybulk market that may be influenced by a much wider range of commodities. We believe our modern-design vessels, which were built at reputable Korean and Japanese shipyards, are preferred by charterers over older vessels since they require lower maintenance and typically have lower operating expenses. According to Karatzas Marine Advisors, seaborne transportation for iron ore and coal has increased by 2.2% in 2016, 4.6% in 2017 and 1.5% in 2018. In addition, the newbuilding orderbook for Capesize vessels currently represents approximately 4% of the current fleet, a significant reduction from the average size of the newbuilding orderbook of the fleet for the last 10 years.Our fleet is expected to be fully compliant with upcoming environmental and safety regulations.
Expanding Our Fleet Through Opportunistic Acquisitions and Disposals.  We aim to acquire high-quality Capesize vessels through timely acquisitions at prices that are attractive when compared to the vessels' future earnings potential. We currently view the Capesize vessel class as providing the highest returns in the drybulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our successful track record, commercial expertise and reputation in the marketplace as well as our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.
Assembling a Modern-design Capesize Fleet with Critical Mass.  In today's competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets are also preferred by the charterers as they can benefit from such economies of scale themselves.  More importantly, shipping companies with larger fleets have better access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets.
Our Fleet Deployment
Revenue Upside Potential through Spot Market Exposure.  We believe our current fleet is positioned to capture increasing vessel revenues because of an expected upward trend in spot charter rates. As of the date of this prospectus, our entire fleet is employed in the spot market or under index-linked time charters that allow us to benefit from spot market improvements. The BCI TCE, increased significantly in 2018 by 649% from a record low level of $2,166 per day during March 2016 to $16,213 per day in December 2018. Despite a seasonal softening seen in earnings in the first quarter of 2019, it is expected that the positive trend established in the previous 3 years will continue going forward.  The average daily BCI TCE of the last fifteen years from March 2004 until March 2019 is $37,200. As spot charter rates revert to long-term average levels, we may shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. Because the spot market is volatile, there can be no assurance that the recent improvements in the drybulk charter market will continue.
Access to Attractive Chartering Opportunities. Our senior management in combination with Fidelity, our commercial manager, has established strong relationships with international miners, charterers and brokers. We believe that these relationships should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable employment. It should be noted that despite our management team's deep industry experience and high-quality fleet, we expect the daily rates obtained on future time and spot charters to still be subject to market fluctuations. As a demonstration of our ability to source attractive employment opportunities, five of our vessels have recently entered long-term T/Cs with durations of three to five years, two of which have already commenced and the remaining three will commence in the third and/or fourth quarter of 2019. As part of the agreements, the charterers have agreed to cover the costs for the installation of exhaust gas cleaning systems, or scrubbers, on our vessels to ensure compliance with the IMO Global Sulphur Cap rules that will be in effect after January 1, 2020. We believe that the willingness of our charterers to invest in our vessels is a testament to the attractive employment opportunities enjoyed by our fleet.

Our Management Structure
Cost Efficient External Commercial and Technical Management. We manage our vessels' operations, insurance policies and bunkering and have the general supervision of our third-party technical and commercial managers.
V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships we paid a monthly fee of $8,000 per vessel in 2018 and we have been paying a monthly fee of about $8,200 per vessel starting from January 1, 2019, in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, which are reimbursed by us to V.Ships. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.
Seanergy Management has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as commercial broker for Capesize vessels exclusively to us. Under the commercial management agreement, we have agreed to pay the following fees to Fidelity: (i) an annualized net fee of €120,000 payable in twelve equal monthly payments and (ii) a commission fee equal to 0.15% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected, provided that on an annual basis the total fees payable under (i) and (ii) are capped at $300,000 net. The commercial management agreement may be terminated by either party upon giving one-month prior written notice to the other party or by mutual written agreement without prior notice.
Seanergy Management also provides certain administrative, financial and managerial services to our vessel-owning subsidiaries.
Leverage Manager’s Industry Reputation. We believe that our commercial manager’s and management team’s reputations within the shipping industry and relationship with many of the world’s leading global charterers, commodity traders and industrial users provide us with numerous benefits that are key to our growth and success. Our commercial manager's strong track record of high-quality and efficient operations has allowed us to successfully satisfy the operational, safety, environmental and technical vetting criteria of many of the world's major charterers, including among others Rio Tinto Group, BHP Billiton, Trafigura Group, Glencore plc, Uniper SE, Cargill, Oldendorff, and Fortescue Metals Group Ltd.
Dividend Policy
The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements limit our ability to pay dividends and our subsidiaries' ability to make distributions to us. Please see "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements" of our audited consolidated financial statements in our Annual Report on Form 20-F, filed with the Commission on March 25, 2019, or the Annual Report, which is incorporated by reference herein.

Borrowing Activities
We currently have six senior secured loan facilities with commercial lenders with an aggregate outstanding balance of $151.2 million, two junior secured loan facilities and one unsecured loan facility with Jelco Delta Holding Corp., or Jelco, a company affiliated with Claudia Restis, who is our principal shareholder, or Sponsor, with an outstanding balance of $24.4 million as of April 5, 2019 and two sale and leaseback financing agreements, with unrelated third parties, with an outstanding balance of $44.1 million as of April 5, 2019.
The senior secured loan facility with Alpha Bank AE, originally entered into in March 2015, as amended to date, has a maturity date of March 17, 2020, an outstanding balance of $5.6 million as of April 5, 2019 and is repayable through quarterly payments and a balloon instalment of $4.45 million payable at maturity. The senior secured loan facility with Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG), or HCOB, originally entered into in September 2015, as amended to date, has a maturity date of June 30, 2020, an outstanding balance of $34.1 million as of April 5, 2019 and is repayable through quarterly payments and a balloon instalment of $28.8 million payable at maturity. The senior secured loan facility with UniCredit Bank AG, or UniCredit, originally entered into in September 2015, as amended to date, has a maturity date of December 28, 2020, an outstanding balance of $40.8 million as of April 5, 2019 and is repayable through quarterly payments and a balloon instalment of $29.4 million payable at maturity. The senior secured loan facility with Alpha Bank AE, originally entered into in November 2015, as amended to date, has a maturity date of November 10, 2021, an outstanding balance of $29.5 million as of April 5, 2019 and is repayable through quarterly payments and a balloon instalment of $20.25 million payable at maturity. The senior secured loan facility with Amsterdam Trade Bank N.V., or ATB, for a total balance of up to $20.9 million, entered into in February 2019, has a maturity date of November 26, 2022, an outstanding balance of $17.3 million as of April 5, 2019 and is repayable through quarterly installments and a balloon instalment of $13.2 million payable at maturity. Lastly, the senior secured loan facility provided by with Blue Ocean maritime lending funds managed by EnTrustPermal (Wilmington Trust), was entered into in June 2018, has a maturity date of June 13, 2023, an outstanding balance of $23.9 million as of April 5, 2019 and is repayable through quarterly payments and a balloon instalment of $15.3 million payable at maturity.
Additionally, the junior secured loan facility with Jelco, originally entered into in October 2016, as amended to date, has an outstanding balance of $5.9 million as of April 5, 2019. The junior secured loan facility with Jelco, originally entered into in May 2017, as amended to date has an outstanding balance of $11.5 million as of April 5, 2019. Lastly, the junior secured loan facility with Jelco, entered into in March 2019, has an outstanding balance of $7.0 million as of April 5, 2019.
In June 2018, we entered into an agreement with Hanchen for the sale and leaseback of the Knightship. Under the terms of the agreement, the Knightship was sold for an amount of $26.5 million and was leased back on a bareboat basis for a period of eight years. We have an obligation to purchase the vessel at the end of the eight-year period at a price of $5.3 million. As of the date of this prospectus, the amount outstanding is $18.5 million and is repayable through quarterly payments extending up to the date of the purchase obligation.
In November 2018 we entered into a $26.25 million sale and leaseback agreement for the Championship with Cargill. We sold and chartered back the vessel on a bareboat basis for a five-year period, having a purchase obligation at the end of the fifth year at a price of $14.1 million. As of the date of this prospectus, the amount outstanding is $25.6 million and is repayable through monthly payments of $0.17 million each extending up to the date of the purchase obligation.
As of the date of this prospectus, we are in compliance with all applicable financial covenants under our loan facilities. In February and March 2019, we received approval from the credit committees of certain of its lenders to (i) amend the applicable thresholds of certain financial covenants of its credit facilities until March 31, 2020 and (ii) defer a total of $3.3 million of debt installments that were originally scheduled for 2019 to dates falling in 2020 and 2021. The approvals are subject to the completion of definitive documentation.
On March 26, 2019, we entered into a $7.0 million loan facility with Jelco, the proceeds of which were utilized to (i) refinance a previous working capital loan provided by the same lender with outstanding balance of $2.0 million and (ii) for general corporate purposes. We drew down the entire $7.0 million on March 27, 2019.

As part of the approvals with certain of our lenders, on April 1, 2019, we entered into a supplemental agreement to the facility with HCOB. Pursuant to the terms of the agreement the Leverage Ratio as defined in the agreement shall not exceed 85% until March 31, 2020 and 75% starting from April 1, 2020. The ratio of EBITDA to interest payments as defined in the agreement shall not be less than 1:1 until March 31, 2020 and 2:1 starting from April 1, 2020.
In the absence of a significant deterioration in market conditions, we expect to remain in compliance with all applicable financial covenants following such expiration or adjustment of the currently reduced thresholds in 2019.
For more information regarding our current loan facilities, please see "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements" in our Annual Report.
Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office telephone number is +30 213 0181507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Common shares presently outstanding	2,809,223 common shares(1)

Securities offered by us
3,370,786 units, each unit consisting of (i) one common share or pre-funded warrant, (ii) one Class B Warrant to purchase one common share and (iii) one Class C Warrant to purchase one common share.

Each Class B Warrant will have an exercise price of $       per share, will be exercisable upon issuance and will expire three years from issuance. Each Class C Warrant will have an exercise price of $ per share, will be exercisable upon issuance, and will expire six months from issuance. Beginning 30 days after issuance, each Class C Warrant will be exercisable on a cashless basis under certain circumstances for a number of common shares calculated according to a formula based on the market price at the time of exercise.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrants in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares in the units we are offering will be decreased on a one-for-one basis. Each pre-funded warrant is being sold in a unit with a Class B Warrant and a Class C Warrant, each with the same terms as the Class B Warrants and Class C Warrants accompanying the common shares. Because one Class B Warrant and one Class C Warrant are being sold together in this offering with each common share or, in the alternative, with each pre-funded warrant to purchase one common share, the number of Class B Warrants and Class C Warrants sold in this offering will not change as a result of a change in the mix of our common shares and pre-funded warrants sold.

Common shares to be outstanding immediately after this offering(2)
6,180,009 common shares (6,685,626 common shares if the underwriters exercise their option to purchase additional units in full), assuming no issuance of pre-funded warrants in this offering and no exercise of the Class B Warrants, Class C Warrants or Representative’s Warrant(3)

Underwriters’ Over-Allotment Option(2)
We have granted the underwriters an option for a period of up to 45 days to purchase up to 505,617 additional common shares or pre-funded warrants, 505,617 Class B Warrants and/or 505,617 Class C Warrants.

Use of proceeds
We estimate that we will receive net proceeds of approximately $million, and approximately $ million if the underwriters exercise their option to purchase additional units in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use all of the net proceeds of this offering for general corporate purposes, which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize drybulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. See "Use of Proceeds".

Risk factors
Investing in our securities involves a high degree of risk. See "Risk Factors" below, beginning on page [●], and in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference herein, to read about the risks you should consider before investing in our common shares.

Listing
Our common shares and Class A Warrants are listed on the Nasdaq Capital Market under the symbols "SHIP" and "SHIPW", respectively. We intend to apply to list the Class B Warrants offered hereunder on the Nasdaq Capital Market under the symbol     , but the Class C Warrants and pre-funded warrants will not be listed. The common shares and pre-funded warrants, if any, can each be purchased only with the accompanying Class B Warrants and Class C Warrants (other than pursuant to the underwriters’ over-allotment option), but will be issued separately, and will be immediately separable upon issuance.

Lock-up agreements
Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Maxim Group LLC, as representative of the underwriters, offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions will be in effect for a period of 120 days after the date of the closing of this offering.

(1)	Excludes 2,867,776 shares issuable upon exercise of convertible notes comprised of:
•	281,481 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated March 12, 2015, as amended, that we issued to Jelco,
•	1,567,777 common shares issuable upon exercise of a conversion option pursuant to the revolving convertible note, dated September 7, 2015, as amended, that we issued to Jelco, and
•	1,018,518 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated September 27, 2017, as amended, that we issued to Jelco.
Under each of the convertible notes, Jelco may, at its option, convert the whole or any part of the principal amount under each note at any time into common shares at a conversion price of $13.50 per share. As of April 5, 2019, $38.72 million of convertible notes was outstanding comprised of:
•	$3.8 million outstanding under the convertible note, dated March 12, 2015,
•	$21.17 million outstanding under the revolving convertible note dated September 7, 2015 and
•	$13.75 million outstanding under the convertible note, dated September 27, 2017.
As of April 5, 2019, an amount of $3.5 million was available but undrawn under the revolving convertible note, dated September 7, 2015.
(2)
The number of units offered hereby, including pursuant to the underwriters’ option to purchase additional securities, assumes an offering price per unit of $4.45, the last reported sale price per share of our common shares on the Nasdaq Capital Market on April 4, 2019.

(3)	The number of common shares that will be outstanding after this offering excludes:
•	766,666 common shares issuable upon the exercise of outstanding Class A Warrants at an exercise price of $30.00 per share;
•	37,666 common shares issuable upon the exercise of two outstanding warrants previously issued to the Representative at an exercise price of $28.13 per share;
•	common shares issuable upon exercise of the warrants to be issued to the investors and the Representative in connection with this offering; and
•	common shares issuable upon exercise of the underwriter’s option to purchase additional securities to cover over-allotments.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The information set forth below should be read in conjunction with "Capitalization" and our audited and unaudited consolidated financial statements and related notes incorporated by reference herein.
We derived the following consolidated financial data for the years ended as of December 31, 2018, 2017, 2016, 2015 and 2014 from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.
On January 8, 2016, we effected a 1-for-5 reverse split of our common shares. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on January 8, 2016. On March 19, 2019, we effected a 1-for-15 reverse split of our common shares in order to cure a deficiency in the minimum bid price of our common  shares trading on the Nasdaq Capital Market. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on March 20, 2019. On April 3, 2019, we received notice from Nasdaq that we had regained compliance with the listing requirements. As a result of these reverse stock splits, there was no change in the number of authorized shares or the par value of our common shares. All share and per share amounts disclosed herein give effect to these reverse stock splits retroactively, for all periods presented.
Based on our audited consolidated financial statements:
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)

	Year Ended December 31,
	2018	2017	2016	2015	2014
Statement of Income Data:
Vessel revenue, net	91,520	74,834	34,662	11,223	2,010
Voyage expenses	(40,184)	(34,949)	(21,008)	(7,496)	(1,274)
Vessel operating expenses	(20,742)	(19,598)	(14,251)	(5,639)	(1,006)
Voyage expenses - related party	-	-	-	-	(24)
Management fees - related party	-	-	-	-	(122)
Management fees	(1,042)	(1,016)	(895)	(336)	-
General and administration expenses	(6,500)	(5,081)	(4,134)	(2,804)	(2,987)
General and administration expenses - related party	-	-	-	(70)	(309)
Loss on bad debts	-	-	-	(30)	(38)
Amortization of deferred dry-docking costs	(634)	(870)	(556)	(38)	-
Depreciation	(10,876)	(10,518)	(8,531)	(1,865)	(3)
Impairment loss	(7,267)	-	-	-	-
Gain on restructuring	-	-	-	-	85,563
Operating income / (loss)	4,275	2,802	(14,713)	(7,055)	81,810
Interest and finance costs	(16,415)	(12,277)	(7,235)	(1,460)	(1,463)
Interest and finance costs - related party	(8,881)	(5,122)	(2,616)	(399)	-
Gain on debt refinancing	-	11,392	-	-	-
Interest and other income	83	47	20	-	14
Foreign currency exchange losses, net	(104)	(77)	(45)	(42)	(13)
Total other expenses, net	(25,317)	(6,037)	(9,876)	(1,901)	(1,462)
Net (loss) / income before taxes	(21,042)	(3,235)	(24,589)	(8,956)	80,348
Income taxes	(16)	-	(34)	-	-
Net (loss) / income	(21,058)	(3,235)	(24,623)	(8,956)	80,348
Net (loss) / income per common share
Basic	(8.40)	(1.35)	(17.97)	(12.47)	450.90
Weighted average common shares outstanding
Basic	2,507,087	2,389,719	1,370,200	718,226	178,196

	As of December 31,
	2018	2017	2016	2015	2014
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$7,444	$11,039	$15,908	$3,354	$2,873
Total current assets	16,883	19,498	22,329	8,278	3,207
Vessels, net	243,214	254,730	232,109	199,840	-
Total assets	267,562	275,705	257,534	209,352	3,268
Total current liabilities	36,263	34,460	21,230	9,250	592
Long-term debt and other financial liabilities, net of current portion and deferred finance costs	179,026	175,805	198,497	176,787	-
Due to related parties, noncurrent	19,349	17,342	5,878	-	-
Long-term portion of convertible notes	11,124	6,785	1,097	31	-
Total Shareholders’ equity / (deficit)	$21,303	$41,313	$30,832	$23,284	$2,676

	Year Ended December 31,
	2018	2017	2016	2015	2014
Cash Flow Data:
Net cash provided by / (used in) operating activities	$5,723	$2,782	$(15,339)	$(4,737)	$(14,858)
Net cash (used in) / provided by investing activities	(8,827)	(32,992)	(40,779)	(201,684)	105,895
Net cash provided by / (used in) financing activities	(491)	25,341	68,672	206,902	(91,239)
Net (decrease) / increase in cash and cash equivalents and restricted cash	(3,595)	(4,869)	12,554	481	(202)

Performance Indicators
The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels. For the "Fleet Data" figures, there are no comparable U.S. GAAP measures.
	Year Ended December 31,
Fleet Data:	2018	2017	2016

Ownership days(1)	3,931	3,864	2,978
Available days(2)	3,918	3,851	2,755
Operating days(3)	3,902	3,837	2,745
Fleet utilization(4)	99%	99%	92%
Fleet utilization excluding dry-docking off hire days	100%	100%	100%

Average Daily Results:
TCE rate(5)	$13,156	$10,395	$4,974
Daily Vessel Operating Expenses(6)	$5,198	$4,985	$4,618

1)
Ownership days are the total number of calendar days in a period during which we owned or chartered in on bareboat basis each vessel in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

2)
Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings, lay-up or special or intermediate surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels are available to generate revenues. During the year ended December 31, 2018, we incurred 16 off-hire days. During the year ended December 31, 2017, we incurred 13 off-hire days for one vessel drydocking. During the year ended December 31, 2016, we incurred 173 off-hire days for a vessel lay-up and 64 off-hire days for two vessel surveys.

3)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. Operating days include the days that our vessels are in ballast voyages without having fixed their next employment. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels could actually generate revenues. During the year ended December 31, 2018, we incurred 16 off-hires days due to other unforeseen circumstances. During the year ended December 31, 2017, we incurred 13 off-hires days due to other unforeseen circumstances.

4)	Fleet utilization is the percentage of time that our vessels were generating revenues and is determined by dividing operating days by ownership days for the relevant period.
5)
Time Charter Equivalent, or TCE, rate is defined as our net revenue less voyage expenses during a period divided by the number of our operating days during the period. Voyage expenses include port charges, bunker expenses, canal charges and other commissions. We include TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate  may not be comparable to that reported by other companies. The following table reconciles our net revenues to TCE rate.

	Year Ended December 31,
(In thousands of US Dollars, except operating days and TCE rate)	2018	2017	2016

Net revenues from vessels	$91,520	$74,834	$34,662
Voyage expenses	(40,184)	(34,949)	(21,008)
Net operating revenues	$51,336	$39,885	$13,654
Operating days	3,902	3,837	2,745
Daily time charter equivalent rate	$13,156	$10,395	$4,974

6)
Vessel operating expenses include crew costs, provisions, deck and engine stores, lubricants, insurance, maintenance and repairs. Daily Vessel Operating Expenses are calculated by dividing vessel operating expenses by ownership days for the relevant time periods. We include Daily Vessel Operating Expenses, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with vessel operating expenses, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies. The following table reconciles our vessel operating expenses to Daily Vessel Operating Expenses.

(In thousands of US Dollars, except ownership days and Daily Vessel Operating Expenses)	Year Ended December 31,
	2018	2017	2016

Vessel operating expenses	$20,742	$19,598	$14,251
Less: Pre-delivery expenses	(309)	(337)	(499)
Vessel operating expenses before pre-delivery expenses	$20,433	$19,261	$13,752
Ownership days	3,931	3,864	2,978
Daily Vessel Operating Expenses	$5,198	$4,985	$4,618

	Year Ended December 31,
	2018	2017	2016

Net loss	$(21,058)	$(3,235)	$(24,623)
Add: Net interest and finance cost	25,213	17,352	9,831
Add: Taxes	16	-	34
Add: Depreciation and amortization	11,510	11,388	9,087
EBITDA	15,681	25,505	(5,671)
Add: Impairment loss	7,267	-	-
Less: Gain on debt refinancing	-	11,392	-
Adjusted EBITDA	$22,948	$14,113	$(5,671)

1)
Earnings before interest, taxes, depreciation and amortization, or "EBITDA", represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. EBITDA is not a recognized measurement under U.S. GAAP. EBITDA is presented because we believe that this measure is useful to investors as a widely-used means of evaluating operating profitability. EBITDA as presented here may not be comparable to similarly-titled measures presented by other companies. This non-GAAP measure should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP.

	Year Ended December 31,
	2018	2017	2016

Net loss	$(21,058)	$(3,235)	$(24,623)
Add: Impairment loss	7,267	-	-
Less: Gain on debt refinancing	-	11,392	-
Adjusted loss	$(13,791)	$(14,627)	$(24,623)

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.
Risks Relating to Our Industry
The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our loan agreements, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels could require us to raise additional capital in order to remain compliant with our loan covenants and could result in the loss of our vessels and adversely affect our earnings and financial condition.
The fair market value of our vessels may increase or decrease, and we expect the market values to fluctuate depending on a number of factors including:
•	prevailing level of charter rates;
•	general economic and market conditions affecting the shipping industry;
•	types and sizes of vessels;
•	supply and demand for vessels;
•	other modes of transportation;
•	cost of newbuildings;
•	governmental and other regulations; and
•	technological advances.
In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain covenants in our loan agreements, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If any of our loans are accelerated, we may not be able to refinance our debt or obtain additional funding. We expect that we will enter into more loan agreements in connection with our future acquisitions of vessels. For more information regarding our current loan facilities, please see "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements – Credit Facilities" in our Report on Form 20-F filed with the Commission on March 25, 2019.

In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results. Furthermore, if we sell one or more of our vessels at a time when vessel prices have fallen, the sale price may be less than the vessel's carrying value on our consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, leading to a reduction in earnings.
Charter hire rates for drybulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and profitability, and our ability to comply with our loan covenants.

The dramatic downturn in recent years in the drybulk charter market, from which we derive substantially all of our revenues, has severely affected the drybulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 290 in February 2016, which represents a decline of 98%. In 2018, the BDI ranged from a low of 948 on April 6, 2018, to a high of 1,774 on July 24, 2018, and during 2019 up to April 5, 2019, the BDI has ranged from a low of 595 on February 11, 2019 to a high of 1,282 on January 2, 2019.

The decline and volatility in charter rates has been due to various factors, including the over-supply of drybulk vessels, the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments, and trade disruptions caused by natural or other disasters, such as resulted from the recent dam collapse in Brazil. Drybulk charter rates remain at depressed levels and may decline further. These circumstances have had a number of adverse consequences from time to time for drybulk shipping, including, among other developments:
•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	charterers seeking to renegotiate the rates for existing time charters;
•	widespread loan covenant defaults in the drybulk shipping industry due to the substantial decrease in vessel values; and
•	declaration of bankruptcy by some operators, charterers and vessel owners.
The degree of charter hire rate volatility among different types of drybulk vessels has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected and we may not be able to successfully charter our vessels at rates sufficient to allow us to operate our business profitably or meet our obligations. Furthermore, if low charter rates in the drybulk market continue or decline further for any significant period, this could have an adverse effect on our vessel values and ability to comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels.
We are mostly dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.

We currently operate the majority of our vessels in the spot market, exposing us to fluctuations in spot market charter rates. Furthermore, we may employ any additional vessels that we may acquire in the spot market.
Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the drybulk spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the drybulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for drybulk capacity. Weak global economic trends may further reduce demand for transportation of drybulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand for vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably or to meet our other obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

An over-supply of drybulk vessel capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.
The market supply of drybulk vessels had increased due to the high level of new deliveries in the last years. Drybulk newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2017. In addition, the drybulk newbuilding orderbook, which extends to 2022, equaled approximately 11.2% of the existing world drybulk fleet as of March 15, 2019, according to Karatzas Marine Advisors, and the orderbook may increase further in proportion to the existing fleet. An over-supply of drybulk vessel capacity could prolong the period during which low charter rates prevail. Factors that influence the supply of drybulk vessel capacity include:
•	number of new vessel deliveries;
•	scrapping rates of older vessels;
•	vessel casualties;
•	price of steel;
•	number of vessels that are out of service;
•	changes in environmental and other regulations that may limit the useful life of vessels; and
•	port or canal congestion.
If drybulk vessel capacity increases but the demand for vessel capacity does not increase or increases at a slower rate, charter rates could materially decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
If economic conditions throughout the world decline, it will negatively impact our results of operations, financial condition and cash flows, and could cause the market price of our common shares to decline.
The world economy is facing a number of actual and potential challenges, including current political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as the withdrawal of the U.K. from the European Union, or “Brexit”, terrorist or other attacks, and war (or threatened war) or international hostilities, such as those between the United States and North Korea. Such events may contribute to economic instability in global financial markets or cause a decrease in worldwide demand for certain goods and, thus, shipping. We cannot predict how long current market conditions will last.
The European Union, or EU, and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. Moreover, there is uncertainty related to certain European member countries' ability to refinance their sovereign debt, including Greece. As a result, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented a broad variety of governmental action and new regulation of the financial markets and may implement additional regulations in the future. As a result, global economic conditions and global financial markets have been, and continue to be, volatile. Furthermore, credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.
In addition, the recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The quarterly year-over-year growth rate of China's GDP was approximately 6.4% for the year ended December 31, 2018, decreasing from 6.9% in 2017 and continuing to remain below pre-2008 levels. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the EU and in certain Asian countries may further adversely affect economic growth in China and elsewhere. Our results of operations and ability to grow our fleet could be impeded by a continuing or worsening economic downturn in any of these countries or geographic regions.

Furthermore, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, as indicated, the United States is seeking to implement more protective trade measures. The current U.S. President was elected on a platform promoting trade protectionism. The outcome of the 2016 presidential election have thus created significant uncertainty about the future relationship between the United States and China and other exporting countries with respect to trade policies, treaties, government regulations and tariffs. On January 23, 2017, the U.S. President signed an executive order withdrawing the United States from the Trans-Pacific Partnership, a global trade agreement intended to include the United States, Canada, Mexico, Peru and a number of Asian countries. In March 2018, the U.S. President announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally. Most recently, in January 2019, the United States announced sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We face risks attendant to the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, reduced levels of growth, and trade protectionism, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business or impair our ability to borrow under our loan agreements or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with depressed charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows and the trading price of our common shares. In the absence of available financing, we may also be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and expenses.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	crew strikes and/or boycotts;
•	marine disaster;
•	piracy;
•	environmental accidents;
•	cargo and property losses or damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.
Any of these circumstances or events could increase our costs or lower our revenues.

Rising fuel prices may adversely affect our profits.
The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Furthermore, fuel may become much more expensive in the future, including as a result of the imposition of sulfur oxide emissions limits in 2020 under new regulations adopted by the International Maritime Organization, or the IMO, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
Upon redelivery of vessels at the end of a period of time or voyage time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.
The majority of our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. Voyage charter contracts generally provide that the vessel owner bears the cost of fuel in the form of bunkers, which is a material operating expense. We do not intend to hedge our fuel costs, and, therefore, an increase in the price of fuel may affect in a negative way our profitability and our cash flows.
Our revenues are subject to seasonal fluctuations, which could affect our operating results and ability to service our debt or pay dividends.
We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The drybulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. This seasonality should not affect our operating results if our vessels are employed on period time charters, but because the majority of our vessels are employed in the spot market, seasonality may materially affect our operating results and our ability to pay dividends, if any, in the future.
Our vessels may call on ports located in or may operate in countries that are subject to restrictions imposed by the United States, the European Union or other governments that could result in fines or other penalties imposed on us and may adversely affect our reputation and the market price of our common shares.
During the year ended December 31, 2018, none of our vessels called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism; however, our vessels may call on ports in these countries from time to time in the future on our charterers' instructions.  The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.
We believe that we are currently in compliance with all applicable sanctions and embargo laws and regulations.  In order to maintain compliance, we monitor and review the movement of our vessels on a daily basis.
All or most of our future charters shall include provisions and trade exclusion clauses prohibiting the vessels from calling on ports where there is an existing U.S. embargo.  Furthermore, as of the date hereof, neither the Company nor its subsidiaries have ever entered into or have any future plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of Iran, Syria or Sudan or any entities controlled by the governments of these countries, including any entities organized in these countries.
Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.  Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access the U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or refrain from investing, in us.  In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism.  The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade.  Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation.  In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.

Sulfur regulations to reduce air pollution from ships are likely to require retrofitting of vessels and may cause us to incur significant costs.
In October 2016, the IMO set January 1, 2020 as the implementation date for vessels to comply with its low sulfur fuel oil requirement, which cuts sulfur levels from the current level of 3.5% to 0.5%. The interpretation of "fuel oil used on board" includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which is likely to be available around the world by 2020 but likely at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas (LNG), which may not be a viable option due to the lack of supply network and high costs involved in this process. In anticipation of the 2020 implementation we have agreed to install scrubbers on 50% of our current fleet in cooperation with first-class time charterers who will employ the vessels on period charters. As part of these agreements, the charterers will cover the installation costs. Furthermore, we plan to make necessary preparations for the remaining 50% of our fleet to burn low sulfur fuel (0.5% or 0.1%). We have further commenced developing ship specific implementation plans for safeguarding the smooth transition to the usage of compliance fuels for such vessels that will not be equipped with scrubbers. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.
Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes.  These requirements include, but are not limited to, EU regulations, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, including its amendments of 1977 and 1990, or the CAA, the U.S. Clean Water Act, or the CWA, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the IMO, including, but not limited to, the International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of emission control areas, or ECAs, thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended and generally referred to as the LL Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, generally referred to as the Bunker Convention, the IMO's International Management Code for the Safe Operation of Ships and for Pollution Prevention, generally referred to as the ISM Code, the International Convention for the Control and Management of Ships' Ballast Water and Sediments, generally referred to as the BWM Convention, and the International Ship and Port Facility Security Code, or ISPS.  We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to the 0.5% sulfur cap on marine fuels, air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.  Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of vessels we may acquire in the future.  Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Regulations relating to ballast water discharge coming into effect during September 2019 may adversely affect our revenues and profitability.
The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water.  Depending on the date of the IOPP renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019.  For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms.  Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.  Currently none of our vessels comply with the updated guideline and costs of compliance may be substantial and adversely affect our revenues and profitability. In anticipation of the September 2019 implementation, we have entered into a commercial agreement for the installation of ballast water treatment systems in eight of our vessels.
Furthermore, United States regulations are currently changing.  Although the 2013 Vessel General Permit, or VGP, program and U.S. National Invasive Species Act, or NISA, are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018, requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water within two years.  The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.
Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.
International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the MTSA. These security procedures can result in delays in the loading, discharging or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the drybulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative impact on our business, revenues and customer relations.
Acts of piracy on ocean-going vessels have increased in frequency, which could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, Gulf of Aden off the coast of Somalia, Indian Ocean and Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, and increasingly in the Gulf of Guinea and Strait of Malacca, with drybulk vessels particularly vulnerable to such attacks. If piracy attacks result in regions in which our vessels are deployed being characterized as "war risk" zones by insurers, as the Gulf of Aden temporarily was in May 2008, or if our vessels are deployed in Joint War Committee "war and strikes" listed areas, premiums payable for insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not "on-hire" for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels could have a material adverse impact on our business, financial condition and results of operations.
The operation of drybulk vessels has particular operational risks.
The operation of drybulk vessels has certain unique risks. With a drybulk vessel, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during discharging procedures may affect a vessel's seaworthiness while at sea. Hull fractures in drybulk vessels may lead to the flooding of the vessels' holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, and results of operations.

If any of our vessels fails to maintain its class certification or fails any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.
The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS.
A vessel must undergo annual, intermediate and special surveys. The vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. At the beginning, in between and in the end of this cycle, every vessel is required to undergo inspection of her underwater parts that usually includes dry-docking. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation.
If any vessel does not maintain its class, the vessel will not be allowed to carry cargo between ports and cannot be employed or insured. Any such inability to carry cargo or be employed, or any related violation of our loan covenants, could have a material adverse impact on our financial condition and results of operations.
Because seafaring employees we employ are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.
We employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will be renewed as necessary or will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.
Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse effect on our financial condition and results of operations.
In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one of our vessels for claims relating to another of our vessels.
Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, financial condition, results of operations, and available cash.
A government could requisition for title or hire one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.
The shipping industry has inherent operational risks that may not be adequately covered by our insurances.  Furthermore, because we obtain some of our insurances through protection and indemnity associations, we may also be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.
We procure insurances for our fleet against risks commonly insured against by vessel owners and operators. Our current insurances include hull and machinery insurance, war risks insurance, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurances are not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.  We may also be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.

Risks Relating to Our Company
We have depended on an entity affiliated with our principal shareholder for financing.
We have relied on Jelco for funding for vessel acquisitions and general corporate purposes during 2015 through 2019 to date.  This has included convertible notes and loan facilities, as further described in this prospectus under “Certain Relationships and Related Party Transactions – Convertible Notes”. We cannot assure you that in the future we will be able to rely on Jelco for financing on similar terms or at all. Any inability to secure financing in the future from Jelco could negatively affect our liquidity position and ability to fund our ongoing operations.
If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.
Our fleet currently consists of ten Capesize vessels, and we may acquire additional vessels in the future. Our ability to manage our growth will primarily depend on our ability to:
•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service;
•	finance our operations through equity offerings or otherwise, for our existing and new operations;
•	locate and acquire suitable vessels;
•	identify and consummate acquisitions or joint ventures;
•	integrate any acquired businesses or vessels successfully with our existing operations;
•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet; and
•	expand our customer base.
Growing any business by acquisitions presents numerous risks such as obtaining acquisition financing on acceptable terms or at all, undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

Purchasing and operating secondhand vessels, such as our current fleet, may result in increased operating costs and vessel off-hire, which could adversely affect our financial condition and results of operations.
All ten of the vessels in our fleet are secondhand vessels. Our inspection of these or other secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and the cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire.
As the vessels in our fleet or other secondhand vessels we may acquire age, they may become less fuel efficient and more costly to maintain and will not be as advanced as recently constructed vessels due to improvements in design, technology and engineering, including improvements required to comply with government regulations. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers.
In addition, charterers actively discriminate against hiring older vessels. RightShip, the ship vetting service founded by Rio Tinto and BHP-Billiton, has become a major vetting service in the drybulk shipping industry, which ranks the suitability of vessels based on a scale of one to five stars. There are carriers that may not charter a vessel that RightShip has vetted with fewer than three stars. Therefore, a potentially deteriorated star rating for our vessels may affect their commercial operation and profitability and vessels in our fleet with lower ratings may experience challenges in securing charters. Effective as of January 1, 2018, RightShip's age trigger for a dry cargo inspection for vessels over 8,000 dwt changed from 18 years to 14 years, after which an annual acceptable RightShip inspection will be required. RightShip may downgrade any vessel over 18 years of age that has not completed a satisfactory inspection by RightShip, in the same manner as any other vessel over 14 years of age, to two stars, which significantly decreases its chances of entering into a charter. Therefore, since one of our drybulk carriers is 18 years of age, we may not be able to operate this vessel profitably during the remainder of its useful life. All the vessels in our fleet have five star risk ratings from RightShip.
Governmental regulations, safety or other equipment standards related to the age or condition of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
In addition, unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.
Newbuilding projects are subject to risks that could cause delays.
We may enter into newbuilding contracts in connection with our vessel acquisition strategy. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. A shipyard's failure to deliver a vessel on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results.
We may acquire additional vessels, and if those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.
We may acquire further vessels in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under a related time charter or could otherwise adversely affect our financial condition and results of operations. In addition, the delivery of any vessel with substantial defects could have similar consequences.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.
As of December 31, 2018, we had $218 million of outstanding debt, excluding unamortized financing fees and the convertible notes issued to Jelco. Moreover, we anticipate that we will incur significant future indebtedness in connection with the acquisition of additional vessels, although there can be no assurance that we will be successful in identifying further vessels or securing such debt financing. Significant levels of debt could have important consequences to us, including the following:
•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms, or at all;

•
we may need to use a substantial portion of our cash from operations to make principal and interest payments on our bank debt and financing liabilities, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and
•	our debt level may limit our flexibility in responding to changing business and economic conditions
Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a potential lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future. For more information regarding our current loan arrangements, please see "Prospectus Summary –Business Strategy & Strengths–Borrowing Activities" herein and Item 5. " Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements" in our annual report for the year ended December 31, 2018 on Form 20-F filed with the Commission on March 25, 2019, or the Annual Report, which is incorporated by reference herein.
We are exposed to volatility in the USD London Interbank Offered Rate, or LIBOR, which could affect our profitability, earnings and cash flow.
LIBOR has historically been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to occur, it would affect the amount of interest payable on our debt which, in turn, could have an adverse effect on our profitability, earnings and cash flow.
Furthermore, historically interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, there is uncertainty relating to the LIBOR calculation process, which may result in the phasing out of LIBOR in the future. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the basis for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future financing agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.
In addition, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends.  The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or “SOFR.” The impact of such a transition away from LIBOR could be significant for us because of our substantial indebtedness.
In order to manage our exposure to interest rate fluctuations, we may from time to time use interest rate derivatives to effectively convert some of our floating rate debt obligations to fixed-rate obligations. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs and recognize losses on such arrangements in our financial statements. Such risk may have an adverse effect on our financial condition and results of operations.

Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and other financing arrangements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements and other financing arrangements, a default by us under one loan could lead to defaults under multiple loans.
Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and other financing arrangements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.
As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders' and other financing counterparties' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.
A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of drybulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.
In the past, we obtained waivers and deferrals of most major financial covenants under our loan facilities with our lenders until the second quarter of 2019.  Furthermore, in February and March 2019, we have received approval from the credit committees of certain of our lenders to amend the applicable thresholds or further defer the application date of certain financial covenants and security requirements of our credit facilities until March 2020. This approval is subject to completion of definitive documentation. As of the date of this prospectus, we comply with all applicable financial covenants under our existing loan facilities. However, there can be no assurance that we will obtain similar waivers and deferrals from our lenders in the future if needed, as we have obtained in the past. For more information regarding our current loan facilities, see please see "Prospectus Summary –Business Strategy & Strengths–Borrowing Activities” herein or "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements" of our Annual Report.
Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.
The failure of our counterparties to meet their obligations under our charter agreements could cause us to suffer losses or otherwise adversely affect our business.
The ability and willingness of each of our counterparties to perform its obligations under charter agreements with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the industries in which our counterparties operate and the overall financial condition of the counterparties. From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In addition, in challenging market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charter agreements that were concluded during times when markets were stronger, and so our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Rising crew costs may adversely affect our profits.
Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for highly skilled and qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs may adversely affect our profitability if we are not able to increase our rates.
We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.
Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.
Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our cash flow and financial condition.
If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of any dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.
We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.
We generate all of our revenues and incur the majority of our operating expenses in U.S. dollars, but we currently incur many of our general and administrative expenses in currencies other than the U.S. dollar, primarily the euro. Because such portion of our expenses is incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the euro, which could affect the amount of net income that we report in future periods. We may use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.
We maintain cash with a limited number of financial institutions, including financial institutions that may be located in Greece, which will subject us to credit risk.
We maintain all of our cash with a limited number of financial institutions, including institutions that are located in Greece. These financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Economic conditions in Greece have been, and continue to be, severely disrupted and volatile, and as a result of sovereign weakness, Moody’s Investor Services, Inc. has over the past years downgraded the bank financial strength ratings, as well as the deposit and debt ratings, of several Greek banks to reflect their weakening stand-alone financial strength and the anticipated additional pressures stemming from the country’s challenged economic prospects.
We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to pay dividends.
We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by the covenants in our loan agreements, a claim or other action by a third party, including a creditor, and the laws of Bermuda, the British Virgin Islands, Hong Kong, Liberia, Malta and the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.
We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.
Due to our limited fleet diversification, adverse developments in the maritime drybulk shipping industry would adversely affect our business, financial condition, and operating results.
We depend primarily on the transportation of drybulk commodities. Our relative lack of diversification could make us vulnerable to adverse developments in the maritime drybulk shipping industry, which would have a significantly greater impact on our business, financial condition and operating results than it would if we maintained more diverse assets or lines of business.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.
Because we obtain some of our insurances through protection and indemnity associations, we may also be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.
We may be retrospectively subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability.  Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends in the future.
Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, could result in fines, criminal penalties, and an adverse effect on our business.
We operate throughout the world, including countries with a reputation for corruption.  We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA.  We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA.  Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition.  In addition, actual or alleged violations could damage our reputation and ability to do business.  Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our commercial and technical managers to operate our business and our business could be harmed if our managers fail to perform their services satisfactorily.
Pursuant to our management agreements, V.Ships provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, assistance with regulatory compliance, accounting related to vessels and provisions).   Fidelity provides us with commercial management services for our vessels and Seanergy Management provides us with certain other management services. Our operational success depends significantly upon V.Ships', Fidelity's and Seanergy Management's satisfactory performance of these services. Our business would be harmed if V.Ships, Fidelity or Seanergy Management failed to perform these services satisfactorily. In addition, if our management agreements with any of V.Ships, Fidelity or Seanergy Management were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our existing management agreements.
Our ability to compete for and enter into new period and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Fidelity, and its reputation and relationships in the shipping industry. If Fidelity suffers material damage to its reputation or relationships, it may harm our ability to:
•	renew existing charters upon their expiration;
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.
If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.
Our managers are each privately held companies and there is little or no publicly available information about them.
The ability of V.Ships, Fidelity and Seanergy Management to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength, and because each is a privately held company, information about their financial strength is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting them even though their financial or other problems could have a material adverse effect on us.
Management fees will be payable to our technical manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.
Pursuant to our technical management agreements with V.Ships, we paid a monthly fee of $8,000 per vessel in 2018 and we have been paying a monthly fee of about $8,200 per vessel starting January 1, 2019 in exchange for V.Ships’ provision of technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses and crewing costs, for which we reimburse the technical manager. The management fees are payable whether or not our vessels are employed and regardless of our profitability, and we have no ability to require our technical managers to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

The majority of the members of our shipping committee are appointees nominated by Jelco, which could create conflicts of interest detrimental to us.
Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Jelco has the right to appoint two of the three members of the shipping committee and as a result effectively controls all decisions with respect to our shipping operations that do not involve a transaction with our Sponsor. Mr. Stamatios Tsantanis, Ms. Christina Anagnostara and Mr. Elias Culucundis currently serve on our shipping committee.
We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.
A foreign corporation will be treated as a "passive foreign investment company", or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income". For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income". U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based upon our current and anticipated method of operations, we do not believe that we should be a PFIC with respect to any taxable year. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute "passive income", and the assets that we own and operate in connection with the production of that income should not constitute passive assets. There is substantial legal authority supporting this position, including case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of the common shares. Similar consequences would apply to holders of our warrants. See "Tax Considerations – U.S. Federal Income Tax Consequences – U.S. Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.
We may have to pay tax on U.S. source income, which would reduce our earnings.
Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, ("U.S. source gross shipping income") may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.
We did not qualify for exemption from the 4% tax under Section 883 for our 2018 taxable year as we did not satisfy one of the ownership tests described in "Item 10.E. Tax Considerations – United States Federal Income Tax Consequences – Exemption of Operating Income from United States Federal Income Taxation" for such taxable year. The ownership tests require us, inter alia, to establish or substantiate sufficient ownership of our common shares by one or more "qualified" shareholders.  For our 2018 taxable year, we had U.S. source gross shipping income, on which we were subject to a U.S federal tax of $33,080. Some of our charter parties contain clauses that permit us to seek reimbursement from charterers of any U.S. tax paid. We have sought reimbursement and have secured payment from some of our charterers for the 2018 taxable year and are in the process of securing payment from the remaining charterers.

Due to the factual nature of the issues involved, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries for our 2019 or subsequent taxable year. If we or our subsidiaries are not entitled to exemption under Section 883 for any such taxable year, we or our subsidiaries could be subject for those years to a 4% U.S. federal income tax on any shipping income such companies derived during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.
We may be subject to tax in jurisdictions in which we or our vessel owning subsidiaries are incorporated or operate.
In addition to the tax consequences discussed herein, we may be subject to tax in one or more other jurisdictions where we or our vessel owning subsidiaries are incorporated or conduct activities. We are subject to a corporate flat tax for our subsidiaries in Malta for the period from May 23, 2018, to December 31, 2018, and could be subject to additional taxation in the future in Malta or other jurisdictions where our subsidiaries are incorporated or do business. The amount of any such tax imposed upon our operations or on our subsidiaries’ operations may be material and could have an adverse effect on our earnings.
We are a "foreign private issuer", which could make our common shares less attractive to some investors or otherwise harm our share price.
We are a "foreign private issuer", as such term is defined in Rule 405 under the Securities Act of 1933, as amended, or the Security Act. As a "foreign private issuer" the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common shares less attractive to some investors or otherwise harm our share price.
The Public Company Accounting Oversight Board inspection of our independent accounting firm could lead to adverse findings in our auditors' reports and challenges to the accuracy of our published audited consolidated financial statements.
Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. For several years certain European Union countries, including Greece, did not permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they were part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB was prevented from evaluating our auditor's performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders were deprived of the possible benefits of such inspections. Since 2015, Greece agreed to allow the PCAOB to conduct inspections of accounting firms operating in Greece. In the future, such PCAOB inspections could result in findings in our auditors' quality control procedures, question the validity of the auditor's reports on our published consolidated financial statements and the effectiveness of our internal control over financial reporting, and cast doubt upon the accuracy of our published audited financial statements.
We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.
Some of our vessels may be chartered to Chinese customers and from time to time on our charterers' instructions, our vessels may call on Chinese ports.  Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees.  Applicable laws and regulations in China may not be well publicized and may not be known to us or our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent.  Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities could affect our vessels if chartered to Chinese customers as well as our vessels calling to Chinese ports and could have a material adverse impact on our business, financial conditions and results of operations.

Changing laws and evolving reporting requirements could have an adverse effect on our business.
Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.
GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. Non-compliance with GDPR may expose entities to significant fines or other regulatory claims which could have an adverse effect on our business, and results of operations.
A cyber-attack could materially disrupt our business.
We rely on information technology systems and networks in our operations and administration of our business. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.
Risks Relating to the Offering and the Ownership of our Common Shares
The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares or warrants.
Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012 and December 13, 2016, respectively, our common shares and Class A Warrants have traded on the Nasdaq Capital Market. We intend to apply to list the Class B Warrants offered hereunder on the Nasdaq Capital Market, but the Class C Warrants and the pre-funded warrants will not be listed. We cannot assure you that an active and liquid public market for our common shares and Class A Warrants will continue or that an active and liquid public market for our Class B Warrants offered hereunder will develop.
The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our share price are:
•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;

•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares.
Additionally, there is no guarantee of a continuing public market to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.
We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Warrants are speculative in nature and there is no assurance that they will ever be profitable for holders of our warrants to exercise the warrants.
The warrants offered in this offering do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Class B Warrants may exercise their right to acquire common shares and pay an exercise price of $       per share (110% of the unit price in this offering), prior to three years from the date of issuance, after which date any unexercised warrants will expire and have no further value, and holders of the Class C Warrants may exercise their right to acquire common shares and pay an exercise price of $       per share (110% of the unit price in this offering), prior to six months from the date of issuance, after which date any unexercised warrants will expire and have no further value. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire common shares and pay an exercise price of $0.01, representing the unpaid portion of the exercise price.  Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed the offering price. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.
The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.
The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.
Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.

Anti-takeover provisions in our amended and restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions:
•	authorize our board of directors to issue "blank check" preferred shares without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors;
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and
•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Issuance of preferred shares may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Jelco and Comet Shipholding Inc. are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.
Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our Sponsor, currently collectively own approximately 1,117,582, or approximately 39.8%, of our outstanding common shares.  Jelco may also acquire up to 2,867,776 additional common shares upon conversion of the convertible notes issued to it by the Company, in which case our Sponsor would own approximately 70.2% of our outstanding common shares, based on the number of common shares outstanding as of April 5, 2019.  As a result, Jelco and Comet may be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.
Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.
In addition, we may issue additional common shares upon any conversion of our outstanding convertible notes issued to Jelco or upon exercise of our outstanding class A warrants or the Representative's Warrants issued to Maxim Group LLC, or Maxim in connection with our public offering in December 2016.
Beginning 30 days after the issuance date and thereafter during the term of the Class C Warrants we are offering in this prospectus, the warrant holders have the right to exercise the Class C Warrants on a cashless basis under certain circumstances. We have the right to satisfy this obligation in cash if we have the cash to do so. If the price of our common shares declines below the offering price between 30 days and six months after this offering, the number of common shares issuable upon such cashless exercise of Class C Warrants will increase. If the price of our common shares were to fall to $ per share at any time more than 30 days, and less than six months after this offering, and holders of all of the Class C Warrants were to exercise the warrants on a cashless basis, they could have issued to them up to        common shares as a result of these further cashless exercises, and as satisfied through the issuance of additional common shares, the issuance of those shares would be dilutive to our shareholders.
As of April 5, 2019, Jelco had the right to acquire 281,481 common shares upon exercise of a conversion option pursuant to the convertible note dated March 12, 2015, as amended, issued by the Company to Jelco, 1,567,777 common shares upon exercise of a conversion option pursuant to the revolving convertible note dated September 7, 2015, as amended, issued by the Company to Jelco and 1,018,518 common shares upon exercise of a conversion option pursuant to the convertible note dated September 27, 2017, as amended, issued by the Company to Jelco. Under each of the convertible notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $13.50 per share. Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders, other than the converting noteholder, to decrease; and the market price of our common shares could decline.
As of April 5, 2019, we had 11,500,000 class A warrants outstanding to purchase an aggregate of 766,666 common shares and two Representative's Warrants outstanding to purchase an aggregate of 37,666 common shares. Each class A warrant is exercisable for one common share at an exercise price of $30.00 per share and expires in December 2021.  The Representative's Warrants have an exercise price equal to $28.13 per common share and expire in December 2019.  Our issuance of additional common shares upon the exercise of the class A warrants or Representative's Warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
Our corporate affairs are governed by our Amended and Restated Articles of Incorporation, our Second Amended and Restated Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover for their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.
It may not be possible for investors to serve process on or enforce U.S. judgments against us.
We and all of our subsidiaries are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $     million, and approximately $     million if the underwriters exercise their option to purchase additional units in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.
We intend to use all of the net proceeds of this offering for general corporate purposes, which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize drybulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify.

DIVIDEND POLICY
The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements limit our ability to pay dividends and our subsidiaries' ability to make distributions to us. Please see "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements" and our audited consolidated financial statements in our Annual Report, which is incorporated by reference herein.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2018:
•	on an actual basis;
•
on an as adjusted basis, to give effect to (a) $4.3 million of installments paid under our facilities since December 31, 2018, of which: (i) $3.4 million relates to our secured credit facilities maturing in the first quarter of 2019 and (ii) $0.9 million relates to our other financial liabilities under the sale and leaseback transactions maturing in the first quarter of 2019, (b) $1.1 million drawdown under our ATB loan facility, (c) $5 million drawdown for the new Jelco loan facility and (d) the issuance of 144,000 restricted shares of common stock pursuant to our equity incentive plan; and

•	on an as further adjusted basis to give effect to the sale of common shares in this offering.
There have been no significant adjustments to our capitalization since December 31, 2018, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled "Item 5. Operating and Financial Review and Prospects" in our audited consolidated financial statements for the twelve months ended December 31, 2018 in our Report on Form 20-F, filed with the Commission on March 25, 2019 and is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (audited)	As Adjusted (unaudited)	As Further Adjusted (unaudited)

Debt:
Secured long-term debt, other financial liabilities and due to related parties, net of deferred finance costs	$214,570	$216,396		$216,396
Unsecured convertible notes	11,124	11,124		11,124
Total Debt	$225,694	$227,520		$227,520

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	-	-		-
Common shares, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2018; 2,666,223 shares issued and outstanding as at December 31, 2018; 2,809,223 shares issued and outstanding as adjusted	-	-
Additional paid-in capital (excluding shareholder's convertible notes)	$350,492	$350,492	$
Shareholder's convertible notes	35,354	35,354		35,354
Accumulated deficit	(364,543)	(364,543)		(364,543)
Total Shareholders' equity	21,303	21,303
Total capitalization	$246,997	$248,823	$

DILUTION
Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value per common share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of common shares outstanding. The historical net tangible book value as of December 31, 2018 was $21.3 million in total and $7.99 per share for the number of shares of the existing shareholders that were outstanding at that date. The as adjusted(1) net tangible book value as of December 31, 2018 was $21.3 million in total and $3.85 per share for the as adjusted number of shares of the existing shareholders that were outstanding at that date.
The as further adjusted(2) net tangible book value as of December 31, 2018 would have been $     , or $     per common share after the issuance and sale by us of     common shares at $     per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate increase in net tangible book value of $     per share to the existing shareholders and an immediate dilution in net tangible book value of $     per share to new investors.
The following table illustrates the pro forma per share dilution and increase in net tangible book value as of December 31, 2018:
Public offering price per common share	$
As adjusted(1) net tangible book value per share before this offering		$3.85
Increase in as adjusted net tangible book value attributable to new investors in this offering	$
As further adjusted(2) net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The following table summarizes, as of December 31, 2018, on an as further adjusted basis(2) for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $      per share.

	As Further Adjusted Shares Outstanding(2)			Total Consideration
	Number	Percent		Amount (In USD Thousands)	Percent		Average Price Per Share
Existing shareholders			%	$		%	$
New investors(*)			%	$		%	$
Total			%	$		%	$

_______________________
(*)	Before deducting estimated expenses of this offering of $ million.
(1)
The "as adjusted" amounts include the adjustments described in the second bullet of the section entitled "Capitalization" and the issuance of 281,481 common shares upon exercise of a conversion option pursuant to the convertible note, dated March 12, 2015, as amended, that we issued to Jelco, 1,567,777 common shares upon exercise of a conversion option pursuant to the convertible note, dated September 7, 2015, as amended, that we issued to Jelco and 1,018,518 common shares upon exercise of a conversion option pursuant to the convertible note, dated September 27, 2017, that we issued to Jelco. Under each of the convertible notes, Jelco, an entity affiliated with our Sponsor, may, at its option, convert the principal amount under each note at any time into common shares at a conversion price of $13.50 per share. As of April 5, 2019, $3.8 million was outstanding under the convertible note dated March 12, 2015, as amended, $21.17 million was outstanding under the convertible note dated September 7, 2015, as amended, and $13.75 million was outstanding under the convertible note dated September 27, 2017.

(2)	The "as further adjusted" amounts include the adjustments described in (1) above and the adjustment described in the third bullet of the section entitled "Capitalization".

BUSINESS
This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors".
Overview
We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities, primarily iron ore and coal. We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience operating large and diversified fleets, and who have strong relationships to a growing number of international charterers.
Our fleet was acquired at a historically low point in the shipping cycle. In 2015, we acquired eight modern drybulk vessels (six Capesize and two Supramax vessels). In 2016 and 2017 we acquired a further three Capesize drybulk vessels. In October and November 2018, we sold our two Supramax vessels and purchased an additional Capesize vessel, following which we became the only pure-play Capesize shipping company listed in the U.S. capital markets. We refer to the ten vessels that we presently operate as our Fleet. Since March 2015, we have invested approximately $300 million to acquire our Fleet.
We manage our vessels' operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning subsidiaries, V. Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management Corp., our wholly-owned ship managing subsidiary. Seanergy Management Corp., or Seanergy Management, our wholly owned subsidiary, provides us with certain other management services.
History and Development
In a registered direct offering that was completed on August 10, 2016, we sold 78,666 of our common shares to an unaffiliated institutional investor at a public offering price of $62.25 per share, for aggregate gross proceeds of $4.9 million. The net proceeds from the sale of the common shares, after deducting placement agent fees and related offering expenses, were approximately $4.1 million.
On September 26, 2016, we entered into two memoranda of agreements with an unaffiliated third party for the purchase of Lordship and Knightship, two secondhand Capesize vessels, for an aggregate purchase price of $41.5 million. We paid an initial security deposit in the amount of $4.2 million, which was funded through a loan facility provided by Jelco, or the First Jelco Loan Facility. The balance of the purchase price of Lordship was funded with $8.2 million from the First Jelco Loan Facility, $7.5 million from a loan facility with Northern Shipping Fund III LP, or the NSF Loan Facility and $3.0 million of cash on hand. The balance of the purchase price of Knightship was funded with $18.7 million from the NSF Loan Facility.
In a registered direct offering that was completed on November 23, 2016, we sold 87,000 common shares to unaffiliated institutional investors at a public offering price of $41.25 per share, for aggregate gross proceeds of $3.6 million. The net proceeds from the sale of the common shares, after deducting fees and expenses, were approximately $3.2 million.
On December 15, 2016, we issued an aggregate of 51,520 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On December 21, 2016, we completed a public offering of 753,332 of our common shares and class A warrants to purchase 766,666 common shares, which included the exercise of an over-allotment option. In connection with the offering, we issued to Maxim, the underwriter, Representative's Warrants to purchase 37,666 of our common shares.  We received net proceeds of $14.9 million in connection with the consummation of the offering.

On April 10, 2017, we issued 8,333 of our common shares in a private placement to a third-party service provider as compensation.
Between February 3, 2017 and April 27, 2017, we sold 185,475 of our common shares for an aggregate amount of approximately $2.6 million gross proceeds in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC. On June 27, 2017, we and Maxim mutually terminated the Equity Distribution Agreement.
On May 31, 2017, we acquired the Partnership, from an unaffiliated third party. The acquisition of the vessel was financed with proceeds from (i) the Partnership loan facility dated May 24, 2017 provided by Jelco, or the Second Jelco Loan Facility and (ii) a loan facility provided by ATB. This acquisition was made pursuant to a memorandum of agreement between our vessel-owning subsidiary and the seller, dated March 28, 2017.
On September 25, 2017, in order to partially fund the refinancing of our Natixis facility, we amended and restated the ATB Loan Facility, increasing the loan amount of the facility by an additional tranche of $16.5 million, the Amended and Restated ATB Loan Facility.
On September 27, 2017, we issued a $13.75 million convertible note to Jelco. As part of the transaction, Jelco received customary registration rights with respect to all common shares beneficially owned by Jelco also providing for customary registration rights for all Jelco notes. Of the $13.75 million drawn down under the note, $4.75 million was used to make a mandatory prepayment under the Second Jelco Loan Facility, $7.7 million was used to partially fund the refinancing of a previous loan facility with Natixis and the balance was used for general corporate purposes.
On April 10, 2018, we entered into a $2.0 million loan facility with Jelco for working capital purposes, or the Third Jelco Loan Facility. We drew down the $2.0 million on April 12, 2018. The facility, as amended in June 2018, in August 2018 and January 2019, bears fixed interest of 10% per annum.  The Third Jelco Loan Facility was refinanced in March 2019, and our obligations and all security thereunder were unconditionally discharged.
On June 11, 2018, we entered into a $24.5 million term loan facility with Blue Ocean maritime lending funds managed by EnTrustPermal (Wilmington Trust) in order to partially fund the refinancing of our $32 million NSF facility. On June 13, 2018, our lender, NSF, entered into a deed of release and fully discharged the $16 million balance of our secured term loan facility. The first-priority mortgage over the Lordship and all other securities granted by the vessel-owning subsidiary or over the Lordship in favour of NSF were irrevocably and unconditionally released pursuant to the deed of release.
On June 28, 2018, we entered into a sale and leaseback agreement with Hanchen, for the purpose of refinancing the outstanding indebtedness under the $32 million NSF facility. On June 28, 2018, our lender, NSF, entered into a deed of release and fully discharged the $16 million balance of our secured term loan facility. The first-priority mortgage over the Knightship and all other securities created in favour of NSF were irrevocably and unconditionally released pursuant to the deed of release. Under the terms of the sale and leaseback agreement, the Knightship was sold for $26.5 million and leased back on a bareboat basis for a period of 8 years.
On August 31, 2018 we entered into an agreement to acquire the Fellowship, a modern secondhand Capesize vessel from an unaffiliated third party, built in 2010 at Daewoo Shipbuilding in South Korea with a cargo-carrying capacity of approximately 180,000 dwt for a gross purchase price of $28.7 million. The delivery of the new vessel took place on November 22, 2018. The acquisition costs of the Fellowship were funded with proceeds from an amended and restated term loan facility with UniCredit and by cash on hand.
On September 20, 2018, we entered into two separate definitive agreements with unaffiliated third parties for the sale of our only two Supramax vessels, the 2010-built Gladiatorship and the 2011-built Guardianship. The aggregate gross sale price was $22.7 million. The Gladiatorship was delivered to its new owner on October 11, 2018 and the Guardianship was delivered to its new owner on November 19, 2018. Following these transactions, we became the only pure-play Capesize shipping company listed in the U.S. capital markets.

On November 7, 2018 we entered into a $23.5 million sale and leaseback agreement for the Championship with Cargill for the purpose of refinancing the outstanding indebtedness of the Championship under a previous loan facility with ATB. Pursuant to the agreement, the Championship was sold and chartered back on a sub-bareboat basis and subsequently entered into a five-year time charter with Cargill. The refinancing has released approximately $7.8 million of liquidity for the Company that was used to partially finance the acquisition price of the Fellowship. As part of this agreement 120,000 shares were issued to Cargill.
On February 13, 2019, we entered into a new loan facility with ATB in order to refinance the existing indebtedness over the Partnership under the then existing ATB Loan Facility and for general working capital purposes and more specifically for the financing of installation of open loop scrubber systems on the Squireship and Premiership.
Effective at the opening of trading on March 20, 2019, we effected a one-for-fifteen reverse split of our common shares.
On March 26, 2019, we entered into a $7.0 million loan facility with Jelco, the proceeds of which were utilized to (i) refinance the Third Jelco Loan Facility and (ii) for general corporate purposes. We drew down the entire $7.0 million on March 27, 2019.
For more information regarding our current loan facilities and convertible notes, please see "Prospectus Summary—Recent Developments" herein and "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements " in our Annual Report, which is incorporated by reference herein.
Competitive Strengths
We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping market, including the following:
•
Focus on Capesize Vessels. Our fleet currently consists of ten modern-design Capesize vessels that are expected to be fully compliant with upcoming environmental and safety regulations We expect our focus on a single type of vessel within the drybulk space to result in superior operational efficiency and commercial performance in this market. We believe that our focus on the Capesize market will attract a broad shareholder base aiming to gain direct exposure to the favorable fundamentals of iron ore and coal transportation, while minimizing their exposure to the rest of the drybulk market that may be influenced from a much wider range of commodities. According to Karatzas Marine Advisors, seaborne transportation for iron ore and coal has increased by 2.2% in 2016, 4.6% in 2017 and 1.5% in 2018. In addition, the newbuilding orderbook for Capesize vessels currently represents approximately 4.15% of the current fleet, a significant reduction from the average size of the newbuilding orderbook of the fleet for the last 10 years.

•
Focus on Quality and Commercially Competitive Tonnage.  Our fleet consists of modern-design Capesize vessels with large cargo carrying capacity that are expected to be fully compliant with existing and upcoming environmental and safety regulations. We believe our modern-design vessels, which were built at reputable Korean and Japanese shipyards, are preferred by charterers over older vessels, as since they require lower maintenance and typically have lower operating expenses than older vessels.

•
Experienced Management. Our Company's leadership has considerable depth of shipping industry expertise. Mr. Tsantanis, our Chairman and Chief Executive Officer, brings more than 20 years of experience in shipping and finance and has held senior management positions in prominent shipping companies prior to leading our Company. Mr. Gyftakis, our Chief Financial Officer, has more than 13 years of experience in senior positions in the shipping finance industry. The Company's Chief Operations Officer, Chief Technical Officer and General Counsel have a combined experience of 54 years in senior positions.

•
Access to off- market sale and purchase opportunities and ability of prompt execution promptly.  Based on our successful past track record, the strength and expertise of our management team, our commercial expertise and reputation in the marketplace, as well as on our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire off-market secondhand vessels and to build on our strong track record of executing such transactions. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.

•
Access to Attractive Chartering Opportunities. The Company's senior management in combination with Fidelity, our commercial manager, has established strong global relationships with international miners, charterers and brokers. We believe that our relationships with these counterparties should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charter employment. However, it is possible that the daily rates we receive on future time and spot charters may be lower depending on market fluctuations. As a demonstration of our ability to source attractive employment opportunities, five of our vessels have entered into long-term T/Cs with durations of three to five years two of which have already commenced and the remaining three will commence in the third and/or fourth quarter of 2019. As part of the agreements, the charterers have agreed to cover the costs of installing exhaust gas cleaning systems, or scrubbers, on our vessels in order to ensure compliance with the IMO Sulphur limit Global Sulphur Cap rules that will be in effect after January 1, 2020. We believe that the willingness of our charterers to invest in our vessels is a testament to the attractive employment opportunities enjoyed by our fleet. It should be noted that despite our management team’s deep industry expertise and high-quality fleet, we expect the daily rates obtained on future time and spot charters to still be subject to market fluctuations.

•
Maintain Best in Class Fleet Management, without Related Party Transactions. We believe that high-quality technical and commercial management confer advantages in terms of reduced operating expenses and improved commercial prospects for our vessels. We currently outsource the technical and commercial management of our fleet to V.Ships and Fidelity respectively, who are both reputable third-party service providers with proven track records. Our management team actively monitors, and controls vessel operating expenses incurred by the independent technical managers, as well as prospective commercial opportunities for our vessels, by overseeing their activities.

Business Strategy
Our strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for drybulk commodities. The key elements of our business strategy include:
Fleet Composition
Expanding Our Fleet Through Opportunistic Acquisitions and Disposals. We aim to acquire high-quality Capesize vessels through timely acquisitions at prices that are attractive when compared to the vessels' future earnings potential. We currently view the Capesize vessel class as providing the highest returns in the drybulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, vessel condition and technical specifications, expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and duration and terms of the contracts in place
•
Assembling a Modern-design Capesize Fleet with Critical Mass.  In today's competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets also command the preference of the charterers as they can benefit from such economies of scale themselves.  More importantly, shipping companies with larger fleets have greater access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets.

Fleet Deployment
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Revenue Upside Potential through Spot Market Exposure. We believe our current fleet is positioned to capture increasing vessel revenues because of an expected upward trend in spot charter rates. Currently our entire fleet is employed in the spot market or under index-linked time charters that allow us to benefit from market improvements. The BCI TCE has increased significantly in 2018 by 649% from a record low level of $2,166 per day during March 2016 to $16,213 per day in December 2018. Despite a seasonal softening seen in earnings in the first quarter of 2019, it is expected that the positive trend established in the previous 3 years will continue going forward. The average daily BCI TCE of the last fifteen years from March 2004 until March 2019 is $37,200. As spot charter rates revert to long-term average levels, we may shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. Because the spot market is volatile, there can be no assurance that the recent improvements in the drybulk charter market will continue.

Our Fleet
As of the date of this prospectus, we operate a fleet of ten Capesize drybulk vessels with a combined cargo-carrying capacity of approximately 1,748,581 dwt and an average age of approximately 10 years. The following table lists the vessels in our fleet as of the date of this prospectus:
Fleet
The following table lists the vessels in our fleet as of April 5, 2019:
Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship	2010	179,701	MI	Daewoo	Spot
Championship (1)	2011	179,238	MI	Sungdong	T/C Index Linked(2)
Partnership	2012	179,213	MI	Hyundai	T/C Index Linked(3)
Knightship (4)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	T/C Index Linked(5)
Gloriuship	2004	171,314	MI	Hyundai	Spot
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,058	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	Spot
Squireship	2010	170,018	LIB	Sungdong	Spot

_________

(1)
In November 2018, we entered into a financing arrangement with Cargill according to which this vessel was sold and leased back on a bareboat basis for a five-year-period. We have a purchase obligation at the end of the five-year period and we further have the option to repurchase the vessel at any time during the bareboat charter.

(2)
This vessel is being chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of about 16 to about 18 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize FFA for the selected period.

(3)
This vessel is being chartered by Uniper and was delivered to the charterer on December 11, 2018 in direct continuation of the vessel's previous time charter, for a period of minimum five months to maximum eight months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us an option for any period of time, no less than three months, during the hire to be converted into a fixed rate time charter, with a rate corresponding to the prevailing value of the respective Capesize FFA.

(4)
In June 2018, we entered into a financing arrangement with AVIC according to which this vessel was sold and leased back on a bareboat basis from AVIC's affiliate, Hanchen for an eight- year period. We have a purchase obligation at the end of the eight- year period and we further have the option to repurchase the vessel at any time following the second anniversary of the bareboat charter.

(5)
This vessel is being chartered by Oldendorff  and was delivered to the charterer on June 28, 2017, in direct continuation of the vessel's previous time charter, for a period of about 18 months to about 22 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize FFA for the selected period.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands.

Management of Our Fleet
We manage our vessel's operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers.
V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships, we paid a monthly fee of $8,000 per vessel in 2018 and we are paying a monthly fee of about $8,200 per vessel since January 1, 2019 in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses and crewing costs, which are reimbursed by us to V.Ships. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.
Seanergy Management has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as a commercial broker for Capesize vessels exclusively to us. Under the commercial management agreement, we have agreed to pay the following fees to Fidelity, (i) an annual fee of EUR 120,000 net payable in twelve equal monthly payments and (ii) commission fees equal to 0.15% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected. The fees under (i) and (ii) are capped at $300,000 per year. The commercial management agreement may be terminated by either party upon giving one-month prior written notice to the other party or by mutual written agreement without prior notice.
Seanergy Management, our wholly owned subsidiary, provides us with certain other management services.
Shipping Committee
We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the amended and restated charter of the shipping committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the nominee of the board of directors.
In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and by-laws to incorporate these requirements.
As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employment of Our Fleet
Our strategy is to employ the majority of our vessels on the spot charter market, either through voyage charter contracts and fixed-rate time charter contracts that are generally short term in nature, or through index-linked time charters where the daily time charter rates are based on the daily performance of the BCI TCE Vessel earnings in the spot market are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins, and could lead to losses.
Three of our vessels are currently employed under time charters which have a daily charter hire based on the BCI TCE, while we have also committed three additional vessels in similar chartering arrangements that will commence in the third and/or fourth quarter of 2019. In the future, we may opportunistically look to employ more of our vessels under time charter contracts with a fixed rate should the time-charter rates prevailing in the market align with our long-term return objectives.
Charter Hire Rates
Charter hire rates fluctuate by varying degrees among drybulk vessel size categories.  The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels.  Therefore, charter rates and vessel values of larger vessels often show greater volatility.  Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk vessels.  Accordingly, charter rates and vessel values for those vessels are subject to less volatility.
Charter hire rates paid for drybulk vessels are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role.  Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different drybulk vessel categories.  However, because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.
In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.
In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions.  In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size.  Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit.  Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.
Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange.  These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.
Competition
We operate in markets that are highly competitive and based primarily on supply and demand.  We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation.  Fidelity negotiates the terms of our charters (whether voyage charters, period time charters, bareboat charters or pools) based on market conditions.  We compete primarily with other owners of drybulk vessels, many of which may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers than vessels we may operate.  Ownership of drybulk vessels is highly fragmented and is divided among publicly listed companies, state-controlled companies and independent drybulk vessel owners.  We compete primarily with owners of drybulk vessels in the Capesize class sizes.  Some of our publicly listed competitors include Diana Shipping Inc. (NYSE: DSX), Genco Shipping & Trading Limited (NYSE: GNK), Safe Bulkers Inc. (NYSE: SB), Scorpio Bulkers Inc. (NYSE: SALT), Star Bulk Carriers Corp. (NASDAQ: SBLK), Golden Ocean Group Ltd. (NASDAQ: GOGL).

Customers
Our customers include or have included national, regional and international companies.  Customers individually accounting for more than 10% of our revenues during the years ended December 31, 2018, 2017 and 2016 were:
Customer	2018	2017	2016
A	26%	17%	-
B	21%	-	18%
C	11%	17%	-
D	-	-	12%

Seasonality
Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grain trades are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains transportation requires drybulk shipping accordingly.
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, or “USCG”, harbor master or equivalent), classification societies, flag state administrations (countries of registry), terminal operators and charterers. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization
The IMO, the United Nations agency for maritime safety and the prevention of pollution by vessels, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL”, adopted the International Convention for the Safety of Life at Sea of 1974, or SOLAS Convention, and the International Convention on Load Lines of 1966, or LL Convention. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, the handling and disposal of noxious liquids and the handling of harmful substances in packaged forms.  MARPOL is applicable to drybulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.
In 2013, the IMO’s Marine Environmental Protection Committee, or the MEPC, adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs. We may need to make certain financial expenditures to comply with these amendments.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below.  Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited.  We believe that all our vessels are currently compliant in all material respects with these regulations.
The MEPC, adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010.  The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.50%) starting from January 1, 2020.  This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems.  Once the cap becomes effective, ships will be required to obtain bunker delivery notes and International Air Pollution Prevention, or IAPP, Certificates from their flag states that specify sulfur content.  Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and will take effect on March 1, 2020.  These regulations subject ocean-going vessels to stringent emissions controls and may cause us to incur substantial costs.
Sulfur content standards are even stricter within certain “Emission Control Areas”, or ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area.  Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held in 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect.  Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016.  Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commencing on January 1, 2019.  The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans, or SEEMPS, and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index, or EEDI.  Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.
We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills.  The Convention of Limitation of Liability for Maritime Claims, or the LLMC, sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code.  We have obtained applicable documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The document of compliance and safety management certificate are renewed as required.
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, or STCW.  As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate.  Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, cyber-risk management systems must be incorporated by ship-owners and managers by 2021. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures.  The impact of such regulations is hard to predict at this time.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in 2004. The BWM Convention entered into force on September 9, 2017.  The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments.  The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast Water management certificate.

On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention.  This, in effect, designates all vessels delivered before the entry into force date as “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention, or IOPP, renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards.  Ships over 400 gross tons generally must comply with a “D-1 standard”, requiring the exchange of ballast water only in open seas and away from coastal waters.  The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms.  Ballast Water Management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the Ballast Water, must be approved in accordance with IMO Guidelines (Regulation D-3).  Costs of compliance with these regulations may be substantial.
Once mid-ocean ballast exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC).  With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
Anti‑Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti‑fouling Systems on Ships, or the “Anti‑fouling Convention”. The Anti‑fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti‑fouling System Certificate is issued for the first time; and subsequent surveys when the anti‑fouling systems are altered or replaced. We have obtained Anti‑fouling System Certificates for all of our vessels that are subject to the Anti‑fouling Convention.
Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively.  As of the date of this prospectus, each of our vessels is ISM Code certified.  However, there can be no assurance that such certificates will be maintained in the future.  The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S.  The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea.  OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel.  Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).  OPA defines these other damages broadly to include:
(i) injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii) injury to, or economic losses resulting from, the destruction of real and personal property;
(iii) loss of subsistence use of natural resources that are injured, destroyed or lost;
(iv) net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(v) lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi) net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.
OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs.  Effective December 21, 2015, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,100 per gross ton or $939,800 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations.  The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.  OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities.  However, several of these initiatives and regulations have been or may be revised.  For example, the U.S. Bureau of Safety and Environmental Enforcement’s , or BSEE, revised Production Safety Systems Rule, or PSSR, effective on December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR.  Additionally, the BSEE released proposed changes to the Well Control Rule, which could roll back certain reforms regarding the safety of drilling operations, and the U.S. President proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling, expanding the U.S. waters that are available for such activity over the next five years.  The effects of these proposals are currently unknown.  Compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could negatively impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills.  Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance.  These laws may be more stringent than U.S. federal law.  Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company’s vessels call.
We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, that could have an adverse effect on our business and results of operation.
Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants.  The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.
The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges.  The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.  In 2015, the EPA expanded the definition of “waters of the United States”, or WOTUS, thereby expanding federal authority under the CWA.  Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of “waters of the United States”. In February 2018, the Army Corps of Engineers and EPA finalized a rule that would establish an applicability date of February 2020 for the 2015 Rule defining “waters of the United States”, but two district courts subsequently enjoined and vacated this rule. On March 8, 2019, the U.S. Federal Government withdrew its notices of appeal before the U.S. Courts of Appeals regarding lower court decisions enjoining and vacating the agencies’ 2018 Applicability Date Rule. The effect of this proposal on U.S. environmental regulations is still unknown.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters.  The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018 and will replace the 2013 Vessel General Permit, or VGP, program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act, or NISA, such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters.  VIDA establishes a new framework for the regulation of vessel incidental discharges under Clean Water Act (CWA), requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards.  Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized.  Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent, or NOI, or retention of a PARI form and submission of annual reports. We have submitted NOIs for our vessels where required.  Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost or may otherwise restrict our vessels from entering U.S. waters.

European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.  Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually starting on January 1, 2018, which may cause us to incur additional expenses.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports.
International Labour Organization
The International Labor Organization, or the ILO, is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade.  We believe that all our vessels are in substantial compliance with and are certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020.  International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.  The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships.  On June 1, 2017, the U.S. President announced that the United States intends to withdraw from the Paris Agreement.  The timing and effect of such action has yet to be determined, but the Paris Agreement provides for a four-year exit process.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships.  The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely.  The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition.  These regulations could cause us to incur additional substantial expenses.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020.  As of January 2018, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, the U.S. President signed an executive order to review and possibly eliminate the EPA’s plan to cut greenhouse gas emissions.  The EPA or individual U.S. states could enact environmental regulations that could negatively affect our operations.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC.  The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant negative financial impact on us.  We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area.  Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly and negatively affect our business. Costs may be incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS.  The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015.  The Rules attempt to create a level of consistency between IACS Societies.  All of our vessels are certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd's Register of Shipping, Bureau Veritas).

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel.  If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected and we might not be always able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risks Insurance
We maintain marine hull and machinery and war risks insurances, which include the risk of actual or constructive total loss, for all of our vessels.  Each of our vessels is covered up to at least fair market value with deductibles of $150,000 per vessel per incident.  We also maintain increased value coverage for our vessels.  Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy.  Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.
Protection and Indemnity Insurance
Protection and indemnity insurance, provided by mutual protection and indemnity associations, or P&I Associations, covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs”.
Our coverage is limited to approximately $3.1 billion, except for oil pollution liabilities which is limited to $1 billion.  The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. The International Group’s website states that the Pool provides a mechanism for sharing all claims in excess of US$ 10 million up to, currently, approximately US$ 8.2 billion.  As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate as planned. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.

Property, Plants and Equipment
We do not own any real estate property. As of April 2018, we moved into new office spaces under a five-year lease term, with an option to extend the lease term for another five years.
Legal Proceedings
We have previously reported that between 2010 and 2017 certain of our then shareholders, including our former Chairman that served between 2008 to 2010, had brought suits in Greece against certain other shareholders of the Company, our former Chief Financial Officer, and such Chairman’s immediate successor to the board of directors. The plaintiffs withdrew their suits filed in 2010 and 2014 and therefore these are now closed.
The hearing of the only two remaining suits that were filed in 2017 against, amongst other, the former Chairman’s immediate successor, took place on November 15, 2018 and the court’s decision is now expected to be issued. These suits seek damages from the defendants (including our former Chairman) for alleged willful misconduct that purportedly caused the plaintiffs damage both by way of diminution of the value of their shares in the Company and harm to their reputations. Our former Chairman has advised us that he does not believe the action has any merit.
Neither we nor our Directors nor our current Chairman is named in any of these 2017 actions. We have also notified our insurance underwriters of these actions, and our underwriters are advancing a portion of the defendants' legal expenses.
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business.  Other than the proceedings mentioned above, we are not a party to any material litigation where claims or counterclaims have been filed against us other than routine legal proceedings incidental to our business.

THE INTERNATIONAL DRYBULK INDUSTRY
The information and data in this section, which relates to the international maritime drybulk transportation industry, has been provided by Karatzas Marine Advisors, a privately-owned group which, among other things provides research and statistics to the maritime industry.  Karatzas Marine Advisors based its analysis on information drawn from published and private industry sources. These included in-house databases and proprietary information on the freight and asset price data. Although data is taken from the most recently available published sources, these sources do retroactively revise figures and forecasts from time to time.
Industry Overview
Overview
The drybulk shipping industry pertains to the transport of dry cargoes in bulk (as compared to containerized drybulk cargo) via seaborne shipment of cargo. Drybulk vessels can be utilized for the transport of a diverse range of cargoes varying from project and breakbulk cargo (such as machinery, industrial units, industrial plant parts and heavy equipment) to steel products to iron ore and coal.  However, in terms of value and volume of cargo, the transportation of iron ore, coal and grains are the most important cargoes for the larger-sized drybulk vessel trade.
Few countries in the world are privileged with large deposits of high-quality raw materials, while demand for such commodities is widespread to countries and regions with large industrial bases, and often, also with large populations. For coal and iron ore, which constitute close to 55% of the drybulk trade by volume, production is dominated by mining companies in Australia and Brazil, while demand is commanded in industrialized regions in North America, Northern Europe, and now, most prominently in the People's Republic of China, or PRC or China. While there are several more producing and consuming regions worldwide for these two commodities, trends of economies of scale and price competition have led to an ever-increasing role for Australia, Brazil and PRC that are expected to dominate these trades in the next decade.
Because we are a pure-play Capesize vessel shipping company, the trades of iron ore and coal are primarily considered in this Industry Report, given that such cargoes are transported on Capesize vessels; cargoes and trades of other minerals, agricultural products, etc. that are carried on other than Capesize vessels are only briefly referenced in this Industry Report.
Drybulk vessels provide the most cost-efficient and effective way of transportation of cargoes worldwide. The total ocean-going seaborne volume of drybulk cargoes is estimated to exceed five billion tons in 2018, based on data from Karatzas Marine Advisors. Transportation of iron ore and coal is the largest segment of the drybulk market, accounting for more than 55% of total transported volume on drybulk vessels, and reflects continuous demand for steel products.  Drybulk shipping represents a low cost, yet still flexible and reliable, way of transporting massive amounts of commodities in bulk to countries with a large industrial base.
Coal and iron ore are normally transported during lengthy voyages over the world's oceans from port loading terminals in proximity to mining sites to discharge ports and receiving terminals in industrialized and consumer countries.  Accordingly, to benefit from economies of scale, iron ore and coal are typically carried on the largest vessels available that can be accommodated by the harbor facilities at loading and discharging ports.  Smaller vessels will typically be used for regional trades, where the ports generally are too small or too shallow for the larger drybulk vessels.
Grains, minor bulk, bauxite, alumina, steel products and fertilizers are the commodities and cargoes that make up most of the remaining drybulk market. These cargoes have more complex trading patterns than coal and iron ore, reflecting the multitude of locations these cargoes originate from and the trading routes, regional demand, smaller trading parcels, loading and discharging to smaller ports and a multitude of sellers and buyers of cargoes, and therefore charterers, that drive the market for predominantly smaller drybulk vessels. All in all, such trades reflect a substantial proportion of world trade growth, and in the estimate of Karatzas Marine Advisors, more than 30% of the international drybulk seaborne trade.

Types of drybulk vessels
Drybulk vessels are normally categorized depending on their deadweight tonnage (total weight in metric tons of cargo, fuel, fresh water stores and crew that a ship can carry when immersed to their load line) and their cargo carrying capacity.
Generally, the following size vessels are used in the transportation of drybulk cargoes:
Asset Class / Definition	Standard Deadweight Tonnage	Standar Trading Routes	Primary Cargoes
Capesize	165,000 – 190,000 dwt	Brazil to PRC Australia to PRC	iron ore, coal
Panamax Bulker	65,000 – 100,000 dwt	US to Far East	grains, iron ore, coal
Supramax (Handymax, Supramax, Ultramax)	40,000 – 65,000 dwt	US to Europe Various regional trades	grains, fertilizers, coal, break bulk

With the exception of Newcastlemax and Very Large Ore Carriers (VLOCs), Capesize vessels are the largest drybulk vessels in the world and their intended trade is the tramp transport of large quantities of cargo over long distances. Efficiencies of size by obtaining the lowest cost per unit of volume/weight transported is critical in this market segment. Iron ore and coal (either coking coal for steel production or thermal coal for power generation) are the predominant cargoes carried on Capesize vessels, and primary trading routes are from Brazil or Australia to the PRC, from South Africa to Europe and from South Africa to the Far East and the PRC. Capesize vessels are gearless and they depend on port facility infrastructure for loading and unloading of the cargo. Capesize vessels constitute an asset class in existence for several decades with a typical size of approximately 165,000 – 190,000 dwt, and named after the Cape of Good Hope, the only route initially that would allow such large vessels to transit from the Atlantic Ocean to the Indian Ocean and the Pacific Rim.
Drybulk Vessel Supply
Fleet Overview
The supply side of the drybulk market consists of the existing fleet of drybulk vessels adjusted for the addition of newbuilding deliveries from the shipbuilders and withdrawals from the existing fleet by way of scrapping, recycling and converting drybulk vessels to other types of vessels.  In addition, the drybulk vessel supply can be affected in the short term by several factors ranging from vessels being idled or on lay-up, waiting at anchorage for orders or idling due to port congestion at loading or discharging ports delaying the availability of the vessels, sailing at below designated speed ("slow steaming") in order to obtain better fuel consumption economics, and, in certain cases, by geographical dislocation of vessels due to unforeseen factors such as extreme weather conditions, political events or government action.
The world drybulk fleet increased materially from January 2009 until the middle of 2012, almost doubling, reflecting deliveries of newbuilding vessels that were ordered prior to the financial crisis of 2008; the rate of fleet growth decelerated from 2012 to 2015, and since then, the world drybulk fleet, and especially the world Capesize fleet, have shown nominal net growth. The total world drybulk fleet stood at approximately 845 million deadweight tons as of the end of 2018, approximately 187 million of which was attributed to the world Capesize fleet. The slower rate of growth of the world drybulk and the Capesize fleet can be attributed to relatively low newbuilding activity, slippage, delays and cancellations of newbuilding vessels on order, as well as increased demolition activity.  Furthermore, a relatively weak freight market that remains below historical average freight rate levels, combined with limited liquidity and high cost of capital for shipping finance, are expected to act as adverse factors for the world drybulk and Capesize fleet growth. Drybulk tonnage supply is expected to fluctuate over time as it is influenced by numerous variables and inputs; however, in the short-term horizon of the next few years when tonnage supply is inelastic, and based on present trends and all else being equal, it is expected that the world drybulk and Capesize fleets are expected to marginally decrease. The last time that the world's drybulk fleet declined was in 1987, more than thirty years ago.

Source: Karatzas Marine Advisors

The existing fleet of drybulk vessels number approximately 7,220 vessels between 40,000 and 190,000 dwt, with a total capacity of approximately 747 million dwt as of the middle of March 2019, according to Karatzas Marine Advisors.  The larger size vessels such as Capesize vessels, which primarily transport iron ore and coal, number approximately 1,049 vessels in the world fleet, totaling approximately 187 million deadweight ton capacity and having an average age of 8.9 years. Panamax class drybulk vessels of 65,000 – 100,000 dwt (an asset class that includes Kamsarmax, Panamax, Neo-panamax and Mini Cape vessels), which are primarily engaged in the transport of coal, iron ore and grains, number approximately 2,559 vessels worldwide, totaling approximately 208 million deadweight tonnage and averaging approximately 9.5 years of age. Supramax class drybulk vessels (an asset class that includes Handymax, Supramax and Ultramax vessels), which are primarily engaged in the transport of grains, bauxite, minor bulk, break bulk and coal, number approximately 3,645 vessels in the world fleet, totaling approximately 201 million deadweight tonnage and having an average age of 9.3 years. A summary report of the world drybulk fleet for vessels of 40,000 – 190,000 dwt is set out in the table below.

Category	Size in dwt	No. of Vessels	Total dwt (mil)	Average age
Capesize	165,000 – 190,000	1,049	187.4	8.9
Panamax	65,000 – 100,000	2,559	207.8	9.5
Supramax	40,000 – 65,000	3,645	201.4	9.3
Total		7,220	596.6
Source: Karatzas Marine Advisors

The arithmetic average age of the world drybulk fleet of 40,000 – 190,000 dwt is approximately 9.2 years, with Capesize vessels having the lowest average age.  The economic useful life of drybulk vessels depends on construction standards, maintenance and the state of the freight market, but generally it is estimated to be in the region of 25 years.

Construction of New Vessels
According to Karatzas Marine Advisors, the worldwide total drybulk vessel orderbook stands at approximately 90.7. million dwt as of the middle of March 2019, corresponding to approximately 11.2% of the existing fleet for the same asset classes of drybulk tonnage. For vessel sizes 40,000 – 190,000 dwt, outstanding orderbook stands at 48.8 million deadweight, representing appr. 8.18% of the corresponding drybulk world fleet. Specifically, for 2019 and 2020, projected drybulk fleet growth is expected at 3.74% and 3.15% respectively, reflecting the lack of new orders in 2015-2016 when the drybulk freight market was at an all-time low. In particular, the total outstanding orderbook for Capesize vessels stands at approximately 4.15% of the existing world fleet with 66 such vessels on order; world's Capesize fleet is expected to grow by only 1.60% in 2019, 1.70% in 2020, the lowest growth rates in recent memory. The Panamax drybulk outstanding orderbook stands at 24.2 million deadweight tons, representing approximately 11.65% of the world's existing similarly-sized fleet, with 464 vessels on order; in the Supramax market segment, approximately 16.8 million deadweight tons are on order, representing approximately 8.34% of the world fleet, with approximately 405 vessels on order. The outstanding drybulk orderbook stands at historically low levels at 8.18% of world's outstanding fleet. (it stood as high as 25% just five years ago). Especially for Capesize vessels, the outstanding orderbook of 4.16% is almost the lowest in history and likely will be counter-balanced by natural attrition and demolition of older Capesize vessels in the next three years. As a reminder, based on 25 years average total economic life for vessels, a 4% annual fleet growth is required just to replenish the percentage of the fleet that has to be withdrawn from the market due to age.
The following table sets forth the orderbook in the various segments of the drybulk fleet, including the contracted year of delivery.

Vessel Type	Scheduled Delivery (in million dwt)				Present Fleet	Total Orderbook
	2019	2020	2021+	Total Orderbook		(as % of Present Fleet, mil dwt)
Capesize	3.0	3.2	1.6	7.8	187.4	4.16%
Panamax	11.5	9.5	3.2	24.2	207.8	11.65%
Supramax	7.8	6.1	2.9	16.8	201.4	8.34%
Overall	22.3	18.8	7.7	48.8	596.6	8.18%

Source: Karatzas Marine Advisors, as of end of February 2019
The overall drybulk outstanding orderbook of approximately 8.2% appears sizeable in absolute terms, but it is materially lower in comparison to a few years ago when it had been as high as 25% of the world's outstanding fleet a few years ago. Specifically, for the Capesize asset class, the outstanding orderbook of 4% is considered low, especially when it is compared to the peak of the market when it stood as high as 35% of the then existing world Capesize fleet a decade ago. The current outstanding Capesize orderbook of 4% is the lowest in the last 15 years. Given that drybulk vessels in general have 25 years of total economic life, a 4% annual growth is required in order to replace older tonnage that naturally has to be withdrawn from the market simply for aging reasons.
Given that the drybulk market has been experiencing a weak freight recovery, it is not unusual for drybulk newbuilding vessels on order to be delayed in their delivery from the shipbuilders (slippage) as shipowners and shipbuilders agreed on later deliveries. Slippage has the benefit of curtailing drybulk feel growth in the short term as fewer vessels are getting delivered and compete for cargoes (which allows for the freight market to recover), while also it keeps the shipbuilders occupied for a longer period of time and blocks shipbuilding slot availability for additional newbuilding orders. Quantifying slippage and contract cancellations is difficult in a fragmented shipbuilding market, as typically shipowners and shipbuilders do not necessarily opt to report or publicize cancelled deals for reputational reasons. According to the estimates by Karatzas Marine Advisors, slippage has averaged two months for the overall drybulk fleet in the last year—approximately 2% of the outstanding Capesize orderbook. It is noted that while slippage is negligible at present, in the case of any drop of the freight market to levels below operating break-even, slippage will act as a short-term escape valve to delay immediate deliveries.

Several ship yards, especially in the PRC, had experienced challenges with meeting contracted delivery terms.  Furthermore, there have been doubts on the quality of vessels delivered from new, unexperienced shipbuilders that renders such vessels inferior quality (i.e. higher fuel consumption, higher maintenance expenses, etc.) and it is estimated that a certain percentage of such vessels will not have a full economic, or even design, life. Vessels that were ordered, built and delivered as soon as six years ago – as they were ordered in the years of the super-cycle and in need of fast delivery – are known to be of inferior quality which has led to higher fuel consumption and higher maintenance cost and daily operating expenses, are known to face demolition prospects sooner than their design life. There has been government effort in the PRC to shut down small shipbuilders and drive an industry consolidation that will only allow for large, competitive shipbuilders to stay in existence. It is hard to quantify the shrinkage in shipbuilding capacity and the impact on the existing outstanding drybulk orderbook. It is estimated, however, that as much as approximately one-fifth of the orderbook has been placed with shipyards that have limited construction experience, which we refer to as "greenfield" yards.
The extent of such cancellations in the future is uncertain, as is the extent of postponement of contracts based on agreements between owners and yards.
Several owners with vessels on order have explored cancelling newbuilding orders, due to a decline in earnings and ship prices and limited financing availability.  Ship yards are less willing to accept such cancellations, but may have to do so if delays go beyond contracted dates.  Shipbuilding contracts normally allow owners to cancel the order if the vessel is not delivered within a set time frame, often 180 or 270 days, after the contracted delivery date. Possible newbuilding cancellations may offer investment opportunities for vessel acquisitions at a lower cost, as shipbuilders, having received down-payments on cancelled vessels, can afford to sell them at a lower price.
There has been a consolidation wave for the international shipbuilding industry, primarily in PRC, necessitated by the weak state of the drybulk market. Furthermore, in the PRC, the government has classified shipbuilders into so-called "white" and "grey" lists, with only the former deemed of good enough quality to qualify for government newbuilding projects, which provide access to export credit for their international clients, while grey-listed shipbuilders have been forced to leave the industry. As a result, we expect that shipbuilding capacity will decrease over time, curtailing to a certain extent a risk of tonnage oversupply.
Besides the state of the freight market, shipbuilding activity is influenced by availability of financing, whether in the form of financing sourced directly by the shipowner (buyer) or via export credit and other financing arrangements originated at the country of the shipbuilder. Presently, and as a general rule, competitively priced shipping finance is available on a limited basis and for financially strong clients (large corporates, industrial shipping, etc.), leaving a substantial proportion of the independent ship-owning community struggling for capital. Under such circumstances, only a limited proportion of international shipowners can obtain newbuilding financing, which may lead to a lower level of newbuilding activity. At the same time, export credit financing at the world's largest shipbuilding nations (PRC, S. Korea and Japan) has declined substantially: PRC has been shifting its macro-economic strategy from an industrial economy to a service economy and has limited supporting their shipbuilding industry; likewise, export credit in South Korea has materially diminished as the focus of the government has been shifting away from direct support of ailing shipbuilders; finally, Japanese export credit has traditionally been focused on larges corporate names and industrial shippers. Given the present weak state of the shipping finance market and overall limited expectations for improvement for shipping finance in the next two-three years, in the opinion of Karatzas Marine Advisors, shipbuilding activity is expected to remain subdued in the foreseeable future, which will hold drybulk tonnage supply at approximately the currently projected levels.
New regulations have been coming into effect in the last few years including, first with the Ballast Water Management System (BWMS) and presently with compliance for low (Sulphur) emissions by January 2020 (often abbreviated as IMO2020).  Compliance with BWMS requires installation of equipment that cost several hundreds of thousands of dollars per vessel – depending on the technology applied and the specification and design of the Capesize vessel. Similarly, one of the ways of complying with IMO2020 requires installation of scrubbers onboard a vessel at a cost of several millions of dollars per vessel. In general, retrofitting a Capesize vessel to comply with BWMS and IMO2020 may necessitate in the capital investment of up to 20% of the value of the vessel. There is a distinct scenario whereby a certain proportion of the overall world fleet, and the Capesize fleet in particular, becomes technologically obsolete – as mediocre designed, built and maintained vessels cannot justify just a sizeable capital investment, which may lead to accelerated demolitions of vessels not deemed commercially competitive even after the installation of such equipment. Similarly, for smaller shipping companies or for shipping companies with limited access to capital, compliance with new regulations may lead to the exit of the vessels from the market via demolition, or the exit of the shipping companies from the industry via liquidation or via the sale of the business / company to better capitalized shipping companies.

Demolition of Drybulk Vessels
Drybulk vessels typically have a 25-year design life. Vessels at the end of their commercial life are withdrawn from the market by way of demolition (scrapping). The age and timing at which vessels are sold for demolition can vary, depending not only on the age and condition of the vessel but also on other indirect factors such as the state of the freight market and financing costs. When the freight market is strong, shipowners typically postpone the sale of the vessels for demolition until the last possible moment, as, even older vessels require increasing operating and maintenance expenses, freight earnings are high enough in a strong market to cover such costs. However, when the freight market is weak or prospects of market recovery are poor, vessels may be sold for demolition before the end of their design life as shipowners want to avoid operating uneconomic vessels or undertaking costly capital investments - by passing statutory dry-dockings and capital investments to comply with increased regulations, under such circumstances. In general, as the freight market declines and remains low, the level of demolition activity increases, in an inverse relationship.
The following chart illustrates the demolition activity for both total drybulk and also Capesize vessels since January 2011, which grossly looks inversely related to the state of the drybulk market. In 2013, when the freight market was relatively strong, demolition activity was minimal, while in late 2014 and 2015, when the freight market was setting all-time lows, demolition activity increased substantially, with Capesize demolition levels increasing threefold between 2014 and (annualized) 2016. In 2019 year-to-date, overall the level of demolitions for drybulk tonnage and Capesize vessels stands at a multiple of last year's average monthly activity; year-to-date in 2019, nine capsize vessels have been sold for demolition while seventeen Capesize vessels were sold for demolition in the whole calendar 2018.

Source: Karatzas Marine Advisors

Vessel Values
Newbuilding and Secondhand Markets
A shipping company can grow the size of its fleet by either placing an original order for a newbuilding vessel to a shipbuilder or by purchasing an existing vessel in the second-hand market, generally from another shipowner.  Each acquisition method has its advantages but also disadvantages.
Orders for newbuilding vessels require a lead-time from the time of the order until delivery.  It typically takes approximately nine months to one year for the actual construction of a drybulk vessel; however, due to backlog of orders at reputable shipbuilders, often several years may be required from the time of the order until the delivery of a vessel.  As one would expect, the cost of a newbuilding vessel is higher than the price of a comparable vessel in the secondary market; however, at times of very strong freight markets, vessels with prompt availability obtain a price premium, a case known as backwardation in financial and commodities markets.  The placing of a newbuilding contract usually requires that the shipowner also undertake the cost and responsibility for supervision of the construction of the newbuilding vessel; however, the payment for the newbuilding vessel is extended over a period of time co-terminus with the delivery of the vessel.  In exchange for the higher cost of the acquisition, the shipowner takes delivery of a brand-new vessel that has been customized at will and likely conforms to the latest technological and regulatory standards.

The level of newbuilding activity varies during the phases of the business cycle, and newbuilding contracts are typically placed when future freight expectations are robust, newbuilding prices are comparatively low to expected future earnings, and often, there is sufficient financial liquidity to facilitate such large capital investments.  Similarly, newbuilding prices can vary during the phases of the business cycle and can be influenced by the underlying balance between available shipyard capacity and newbuilding demand, raw material costs, freight markets, interest and exchange rates.  In the first decade of this century, high activity of newbuilding ordering was recorded across most sectors of shipping despite the fact that newbuilding prices were materially higher than historic average levels. However, after the financial events of 2008 and the drop of the freight rate market, there has been a significant decrease of newbuilding orders and also of newbuilding prices.
The following chart illustrates the level of deliveries of newbuilding Capesize vessels and total drybulk deliveries from shipbuilders worldwide since January 2011.  While there was a spike in deliveries in 2011 - 2013, since 2014, when the drybulk freight market created a new cycle trough, drybulk newbuilding orders and deliveries have been tapering off, and at present, the level of deliveries for both the Capesize vessel market and the overall drybulk market stands at the lowest level in the last decade.

Source: Karatzas Marine Advisors

The following chart illustrates newbuilding prices for Capesize vessels and prices for five-year old Capesize vessels in the secondary market since 2011.  Capesize newbuilding contract prices ranged from US$ 45 mil and appr. US$ 60 mil between 2011 and mid-2013; since 2013, Capesize newbuilding contract prices have moved sideways, and currently, a standardized Capesize newbuilding contract stands at appr. US$ 52 mil.  There has been a similar trend for five-year old Capesize vessels in the secondary market, and prices have ranged between US$ 25 mil and US$ 50 mil between 2011 and now. At present, a standardized five-year old Capesize is priced at appr. US$ 31 mil, which approaches the lowest point within this time interval. As one would expect, there is a pricing gap between a newbuilding contract and an existing vessel in the secondary market, and the pricing gap can vary over time. In general, during strong markets with robust freight rates, the pricing gap narrows as promptness pays off in the freight market; at present, the pricing gap between a newbuilding contract and a five-year old Capesize vessels stands at almost US$ 20 mil, almost the strongest it has been since 2011, implying that Capesize asset prices in the secondary market are soft and likely provide for opportunistic asset acquisitions.

Source: The Baltic Exchange, Karatzas Marine Advisors

At present, a modern design five-year-old Capesize vessel can be acquired in the secondary market at approximately US$31 million; the arithmetic average for a five-year-old Capesize vessel for the last 15 years (a period long enough to reflect almost two industry business cycles) stands at US$ 54 million, and when excluding 2006-2008 as years of a super-cycle, the average price for a five-year Capesize vessel stands at US$ 43 million. Likewise, a modern design ten-year old Capesize vessel can be acquired at present at US$ 24 million, with a US$ 39 million arithmetic average for the last fifteen years and a US$ 31 million average when excluding the years of the super-cycle. It is evident that asset prices for Capesize vessels—as is the case for other asset classes in shipping—stand below historical average prices, indicating good entry points for vessel acquisition based on the premise that markets tend to "revert to the mean".
The second method of vessel acquisition, purchase in the second-hand market, allows for immediate possession of the vessel and therefore immediate commencement of generation of revenue and an operating profit.  At times of strong freight rates, there is increased demand for vessels in the second-hand market due to vessels' immediate earnings potential. Therefore, second-hand vessel prices can vary in comparison to newbuilding prices, and at times of very strong freight rates, second-hand vessels may be valued materially higher than newbuilding contracts.  The drawback of acquiring vessels in the second-hand market is that buyer acquires a vessel that was ordered and maintained to another shipowner's standards, and therefore due diligence is required during the negotiations for the acquisition of the vessel.  The sale and purchase of vessels in the second-hand market is competitive and transparent and usually involves the assistance of sale and purchase shipbrokers.
Unlike the newbuilding market where the shipowner has a broader range of options, from choosing the shipbuilder to opting for additional modifications to the vessel design, buyers of vessels in the secondary market have to be satisfied with a vessel as offered for sale by the previous owner. Besides the strength of the freight market and availability of financing that primarily affects pricing of vessels in the secondary market, the vessel's shipbuilder, design and specification, manufacturer's list onboard and the overall state of a vessel's maintenance can also impact vessel prices. Vessels built at inferior or newly-established shipyards (may also be known as "Greenfield yards), or that are poorly equipped and maintained are priced at a discount to the market. The discount level can range from 10% to 40%, on average, and generally is more pronounced in weak markets. Also, vessels built at inferior or greenfield yards or that are poorly equipped and maintained generally depreciate on a steeper (negatively) sloped curve, as there is less buying interest for such vessels. Owning and operating quality tonnage that were built at reputable shipyards and kept to high maintenance standards are critical signs of high-quality shipowners and also indicative of adherence to superior business practices.
Employment of Drybulk Vessels
Types of Charter
Drybulk vessels, in general, can be operated either in the spot market or in the period market; the latter can further be sub-divided into the time charter market and the bareboat charter market.
In the spot market (whether voyage charter or trip time charter), the vessel is employed for one voyage at a time; at the end of the voyage, new employment will have to be found at then-prevailing market rates.  Depending on the position of the vessel at the end of the voyage and the state of the market, prevailing market conditions may be higher or lower than the terms of the voyage charter just ended.  Since these charters are entered into at prevailing market rates, the charter rate reflects ever-changing market conditions and therefore offers the potential for higher rates in an improving market, but also the risk of lower rates in a declining market.

In the period market, the vessel is employed for a period of time, which can vary from a few months to several years.  Under time charter employment, the ship owner provides the charterer with a fully operational and crewed vessel for an agreed period of time in exchange for payment of the freight hire at a fixed rate by the charterer.  In exchange for the fixed charter rate paid by the charterer under a time charter, the ship owner is responsible for all the vessel's operating expenses, financing expenses and the cost of capital, and accrued expenses for surveys and drydocking.  A time charter type of employment provides a certain degree of stability and predictability for both the vessel owner and the charterer as it shields both from freight market fluctuations during the period of the charter.
Under a bareboat charter, the vessel is employed at a fixed rate for a period of time, but the charterer assumes full operational control of the vessel including, among other things, securing crewing, insurance, and full maintenance for the vessel. The bareboat rate is meant to cover the cost of capital and any profit to the owner, but not the cost of operation since this is borne directly by the charterer.  Bareboat charters tend to be longer than time charters, and may be likened to financial leasing arrangements.  Bareboat charters give an even higher degree of stability and predictability to the vessel owner than time charters, by transferring the risk of cost changes to the charterer.
Dynamics of the Drybulk Charter market
The drybulk market is fragmented and highly competitive with no one owner or charterer exerting monopolistic control over the market.  The market is characterized by a high number of participants, shipowners and charterers, where, on one side, vessel owners compete for cargoes and charters, and where, on the other side, cargo owners and charterers compete for vessels.  Although charters may be entered into on private terms, most charters are fixed through the engagement of shipbrokers and such fixtures are reported through market channels available to the industry.
Drybulk freight rates are influenced by long- and short-term supply and demand factors, including factors such as available export volumes from countries rich in raw materials (commodities), world economic growth, geopolitical events, and demand for specific drybulk cargoes and commodities on a seasonal basis.  Historically, drybulk freight rates have shown significant volatility.
The following graph depicts indexed drybulk freight rates between January 2011 and the end of March 2019 for the overall drybulk freight market (the Baltic Dry Index. "BDI") and the component index for the Capesize freight market (the Baltic Capesize Index 2009-2014 and the updated Baltic Capesize Index 2014 since 2014). The BDI index has ranged from below 500 points in 2016 to as high as appr. 2200 in 2014, while the index at present stands at 700 points.  In the same period, the BCI has exhibited much higher volatility, ranging from approximately400 points in 2016 to as high as 4000 points in 2014 and June 2018, while at present, the index stands at an almost all times low of 200 points.
The BDI index historically has been composed of four component indices covering the four main asset classes for the drybulk market: the Capesize market, the Panamax market, the Supramax / Ultramax market and the Handysize market.  The BCI / BCI2014 index is the heaviest weighted component of BDI at 40% and since the beginning of 2018, the Handysize index is no longer incorporated in the calculation of the BDI.

Source: The Baltic Exchange

The Present State of the Drybulk Market
After the financial crisis of 2008 when the drybulk freight market experienced a precipitous collapse, drybulk freight rates have exhibited several attempts for a sustainable recovery, despite the inherent volatility in the shipping markets.  At its highest, in early 2010, the Baltic Dry Index, or BDI, shortly exceeded 4000 points and the Baltic Capesize Index, or BCI, exceed 8000 points, due to high expectations of a market recovery given concentrated efforts of quantitative easing by many central banks worldwide. At its lowest, in February 2016, BDI dropped as low as 400 points, its worst recording since the inception of the index in the 1980's, and the BCI was trading at 161 points in March 2016 due to a confluence of factors such as timing of newbuilding deliveries, increased stockpiles and commodity pricing collapse. As of the end of March 2019, the BDI index stood at appr. 700 points and BCI index stood at approximately 200 points.
Drybulk freight rate volatility is to be expected, especially on a day-t-day basis, as freight rates can be influenced by numerous variables, ranging from macro-economic factors to fiscal policies to commodity pricing to pure seasonality and momentum, or even weather effects.  For instance, the Baltic Capesize Index reached 161 points in March 2016 while by mid-October 2018, the index stood at approximately 2000 points, but having exceeded 4000 points in December 2017.  The BCI showed an almost thirty-fold improvement between March 2016 and December 2017, which is indicative of the volatility of the sector However, the overall trend, is generally positive since the drybulk freight market bottomed in March 2016. More importantly, the current reading of 700 and 200 points, respectively, for both the BDI and the BCI indices are cash flow neutral to positive on an operating basis when considering the equivalent of a one-year charter or the prospect of a round-trip voyage.

Source: The Baltic Exchange

The lack of a strong and broad drybulk market since 2010 can be attributed to several factors, most important among them being deliveries of a substantial amount of newly built vessels from the shipbuilders and expansion of tonnage supply, and PRC's decreased importation of raw materials and commodities, which was detrimental for the drybulk freight market, especially for larger vessels such as Capesize vessels. However, at present most of these factors have been mitigated and the market has been moving toward an equilibrium of tonnage supply and demand.
The following two charts illustrate the short-term time charter market and the one-year time charter market for modern Capesize vessels. In producing the BCI, the Baltic Exchange incorporates average Capesize time-charter rates for prompt, short periods of four or five months on selected routes.  For Route C14, the average earnings for a Capesize vessels for a round-trip voyage from Brazil to China, since January 2014, such rates have fluctuated as high as US$ 25,000 per day and as low as US$ 4,000 per day. At present, BC14 stands at US$ 4,000 per day, relatively close to levels reached in March 2016 when the Capesize freight market reached all-time lows, but then recovered and reached six-fold rates of US$ 25,000 pd by early summer 2018.

Similar to the short-term time-charter market provided by the Baltic Exchange, freight rate data compiled by Karatzas Marine Advisors for Capesize vessels, one-year time-charter rates for modern Capesize vessels have ranged between US$ 10,000 per day and US$ 30,000 per day between January 2011 and now, indicating a lower level of volatility as the charter period increases.  At present, the one-year time-charter rate for a modern Capesize vessel stands at US$ 10,000 per day, which is a cash flow positive rate, allowing for payment of both a Capesize vessel's daily operating expenses and also interest and principal payments for a typical ship mortgage.  It is worth noting that since 2009, Capesize vessels that were employed on one-year time-charter intervals, on average, were earning enough revenue to cover at least the vessel's daily operating expenses.

Source: The Baltic Exchange; Karatzas Marine Advisors

Source: Karatzas Marine Advisors

The arithmetic average for one-year time-charter for Capesize vessels for the last fifteen years (a period of time long enough to almost reflect two business cycles in the shipping industry) stands at approximately $38,000 pd, or at $26,000 pd when the years 2006-2008 are excluded as years of a super-cycle. It is clear that current Capesize freight rates stand materially below the historic average, allowing for substantial upside potential even in a scenario of "reverting to the mean".
The drybulk market is influenced by the availability (supply) of vessels in the market (tonnage supply), and, in the long term, such vessel supply is primarily driven by construction and delivery of drybulk newbuildings. However, there are additional indirect drivers that can affect vessel supply (tonnage supply) in the short term, such as vessel idling ("Lay ups"), fleet utilization and also average trading speed at which vessels sail between loading and discharge ports.
When the freight market is weak, shipowners may consider idling their vessels in order to minimize operating expenses in the short-term while expecting for the freight market to improve. As one would expect, when freight rates are below operating break-even levels, then shipowners may opt to idle a substantial number of their vessels as this was the case in early 2016 when idling vessels exceeded 20% of certain asset classes in the drybulk market. Idling of vessels in a weak freight market can be in the form of warm lay-up whereby vessels stop operating temporarily and are anchored at select locations around the world with reduced crew onboard. Savings from warm lay-ups can be up to 50% of the vessel's ordinary daily operating expenses with the vessel in relatively ready condition to be reactivated and enter the market on short notice. Alternatively, the vessels can be prepared for cold lay-up where they can be de-activated for long periods of time (more than one year). Cold lay-ups typically can reduce the vessel's daily operating expenses by as much as 90%; however, there are high preparation costs to de-activate and then re-activate the vessel for and from the cold lay-up condition, and usually there can be a lag time of more than one month; therefore, cold lay-ups are a high commitment strategy. When drybulk freight rates dropped significantly during the last two years, there were reports of idling vessels, which however never reached high volumes. At worst, no more than 20% of the world fleet was at warm lay-up and more than 8% at cold lay-up when the market was at its worst in February 2016; now, with improved freight rates that match operating break-even levels, the world's overall idling drybulk fleet is less than 8%. As a result, given the present state of the market, there is little idling (spare) tonnage capacity to enter the market.
Drybulk vessel supply is also influenced by the speed at which vessels sail: a faster moving vessel arrives to port sooner, completes discharge operations sooner and can re-enter the charter market sooner, competing for new cargoes. One of the primary drivers for steaming speed is the price of vessel fuel ("Bunkers"), as a vessel's fuel consumption is a geometric function of the vessel's speed; when bunker prices are high, vessel operators may be motivated to trade their vessels at slower speeds in order to achieve fuel savings. Inversely, at times when prices of crude oil and consequently bunkers are relatively low, vessel operators may be incentivized to trade their vessels at maximum speed since fuel savings are reflected in the low price of bunkers. Our estimates indicate that the world drybulk fleet presently sails at below the vessels' design speed of 14 knots, and we estimate that world fleet drybulk vessel supply has increased by 15% given the higher trading speed of the fleet. Given that vessel speed is highly correlated to the price of crude oil, we would expect that drybulk vessel supply will decrease (via lowering steaming speeds) once the price of crude oil starts increasing from the currently low historical levels.
Global Drybulk Demand and Drybulk Vessels Demand
Overview
The maritime transport industry pertains to the seaborne shipment of cargoes, commodities and end products worldwide; the drybulk shipping industry, a segment of the marine transport industry, pertains to the seaborne shipment of raw materials, commodities and intermediate products worldwide. World drybulk trade increased by 2.5% in 2018 and this strong trend is likely to continue in 2019. Drybulk vessels are utilized for the transportation of commodities ranging from large amounts of cargo at-a-time over long distances (as much as 380,000 tons of iron ore per shipment from Brazil to PRC on a Very Large Ore Carrier, or VLOC) to shipments of as small as a few thousand tons of cargo within local markets and regions (special cargo drybulk vessels can be as small as 5,000 dwt).
For the Capesize drybulk vessels, the primary commodities are iron ore, coal (both thermal and metallurgical coal) and grains.
In Million Tons	2015	2016	2017	2018
Iron Ore	1,364	1,417	1,474	1,474
Coal (Thermal and Metallurgical)	1,137	1,140	1,200	1,240
Total	2,501	2,557	2,674	2,714
Y-o-Y % Growth		2.2%	4.6%	1.5%

Source: Karatzas Marine Advisors

Iron Ore
Iron ores are rocks from which metallic iron can be extracted. Iron ore is the raw material used to make pig iron, which is one of the main raw materials to make steel. It is estimated that 98% of world iron ore is used to make steel, which accounts for over 90% of all metals used in the world. Iron ore is one of the most abundant rock elements worldwide, constituting approximately 5% of the Earth's crust, and has been mined commercially in approximately fifty countries.  Countries with the highest production of iron are PRC, Australia, Brazil, India and Russia. Ores containing very high quantities of hematite or magnetite (greater than approximately 60% iron) are known as "natural ore" or "direct shipping ore" and can be fed directly into iron-making blast furnaces. The quality of iron ore from Australia and Brazil is considered to be of the highest caliber, and these two countries constitute the top exporters of iron ore worldwide. Mining for iron ore is a capital-intensive industry and the mining industry is dominated by a handful of big players, such as Vale in Brazil, Rio Tinto Group, BHP Billiton and Fortescue Metals in Australia.

Source: Karatzas Marine Advisors

Steel is extensively utilized in the construction of structures and products inherent to modern daily life, such as high-rise buildings, bridges, machinery, engines, cars, trains and ships, but also piping, roofs, nails, nuts, bolts, tools, and white goods. According to the World Steel Association, production of crude steel worldwide for the decade ending with the year 2017 has increased by approximately 26% to reach approximately 1.69 billion metric tons. In the same period, PRC steel production grew by 62% to reach approximately 831 million tons.

Source: World Steel Association; Karatzas Marine Advisors

PRC's production of crude steel is dependent upon both domestic production of iron ore but primarily imports of iron ore from abroad, namely from Australia and Brazil. Chinese production of 62% Fe content iron ore is relatively expensive to produce and of lower quality, and an increasing share of imported iron ores are used for the production of crude steel. However, during the same period, Chinese crude steel production has increased by more than twenty-fold to more than 800 million metric tons, which constitutes a the majority of the world market share. In the following graph of geographical distribution of worldwide crude steel production, PRC's worldwide market share has increased from 36.3% to 49.2% from 2007 to 2017; during the same period, worldwide crude steel production has increased from 1.35 billion tons to 1.69 billion tons.

Source: World Steel Association (World Steel in Figures 2018)
For the same interval, 2007 through 2017, worldwide crude steel use increased from 1.24 billion tons to 1.69 billion tons, as per World Steel Association data.  During this period, Chinese market share increased from 34.2% to 46.4%, an increase that has occurred at the expense of decreased production in developed countries and regions such as Japan, the EU and NAFTA countries. Growth in iron ore demand in tons increased by 3.9% in 2017 and is expected to exceed 2.1% in 2018.
We note that in November of 2018, the NAFTA agreement has been replaced by the United States-Mexico-Canada Agreement (USMCA) which maintains steel tariffs on trade among its trading bloc partners – a definite disadvantage against the no-tariff provision on steel trade under NAFTA. Given the geographic proximity of the trading partners in USMCA and the fact that most of steel trade amongst them takes place overland, limited impact on the shipping industry is expected on steel demand and trade due to the new trade agreement in North America.

Source: World Steel Association (World Steel in Figures 2018)

PRC's iron ore imports approximated one-half billion metric tons in the first half of 2017, indicating an 8% increase over the same period from the previous year. It is estimated that in 2018, PRC's imports of iron ore have exceed one billion tons for the first time ever. Approximately 77% of PRC's iron ore imports are sourced from Australia and Brazil, while in the next five years the share of Australian and Brazilian iron ore imports is expected to reach 90% of the Chinese imports, according to a recent study by the Australian Department of Industry.
We note that the steel industry and specifically imported steel to the United States has been the target of tariffs by the current administration in Washington, D.C. We note that while talks of tariffs intuitively is disheartening news for the shipping industry as they lead to higher barriers to trade, they also can be positive news as they disrupt established supply chains and can lead to inefficiencies in trade and higher transport needs and costs. We note that steel plate and steel products are primarily shipped on Handymax to Panamax sized drybulk vessels, and accordingly we do not foresee any immediate direct impact on the Capesize market.

Source: Karatzas Marine Advisors, BHP Billiton

According to a current presentation by BHP Billiton, one of the world's largest mining companies, at present approximately 70% of the world's iron ore exports originate from Australia and Brazil, while by 2030, it is projected that close to 88% of iron ore exports will originate from those two regions, indicating the increasing importance of a handful of mining companies in those two regions. We expect that concentration of export market share to fewer but bigger players will result in the need for shipowners with large and efficient fleets with a critical mass and a solid capital structure.

Source: Karatzas Marine Advisors, BHP Billiton

According to a current presentation by Rio Tinto, one of the world's largest mining companies, demand for iron ore is projected to grow by 2.0% Compound Annual Growth Rate, or CAGR, until 2030, primarily driven by demand from emerging markets (ex-PRC). Such demand growth is substantial over such an extended period of time and will be a positive development for the Capesize trade.
Source: Rio Tinto

Current Iron Market Developments Following Vale's Corrego do Feijao Mine Flooding
In February 2019, a mine flooding at Vale's Corrego do Feijao mine in Brazil resulted in tragic loss of life and has prompted the Brazilian government to bring under review Vale's safety operational standards. The immediate impact of the flooding of the Corrego do Feijiao mine is an estimated loss of 9% of Vale's annual iron ore production, an estimate that may reach 70 million metric tons per annum even the review proves to affect several of the company's mines.  The loss of such magnitude of seaborne trade, if proven true, likely to have a material adverse impact on the Capesize market activity, and specifically Capesize freight rates. However, the impact on the Capesize market may be mitigated by several factors: the Corrego do Feijiao mine was known for its high quality and high content ore; for the steel mills to replace high-quality iron ore with iron ore of lower content, they will have to process (and import) much higher quantities, by up to 20% more, of lower content iron ore. Further, lower content of iron ore may force Chinese steel mills to depend more on larger imports of coking coal, which likely to impact positively the drybulk shipping market, and specifically the Capesize market. Possible replacement of Brazilian iron ore may be sourced from S. African and Australian mines, which likely to impact negatively ton-mile due to shorter distances to China; however, there is little spare iron ore production capacity in both S Africa and Australia, and likely Chinese steel mills will have to depend on Brazilian exports, as these become available. Although the exact impact of the flooding and increased safety regulations on Vale's mines in Brazil are to be seen, increased volatility likely to materialize, as existing supply chains and shipping plans have been disrupted, which will force importers and shippers to depend more on spot market availability of cargo and vessels. Increased volatility for the shipment and the freight market of iron ore from Brazil to China is definitely a positive development from a Capesize vessels' owner and investor point of view, that can allow for freight rates to spike unexpectedly from time to time, if not on a sustainable basis.

Coal
According to the Energy International Agency, or EIA, coal is a combustible black or brownish-black sedimentary rock with a high amount of carbon and hydrocarbons. Coal is classified as a nonrenewable energy source since it takes millions of years to form, and contains the energy stored by plants that lived hundreds of millions of years ago in swampy forests. Coal was formed as the plants were covered by layers of dirt and rock over millions of years, and the resulting pressure and heat turned the plants into the substance now known as coal.
Coal is classified into four main types (ranks) based on the amount of carbon contained, which is an indicator of the commodity's calorific value:
Lignite (~25%–35% carbon) has the lowest energy content of all coal ranks.
Subbituminous (~35%–45% carbon) has lower heating value than bituminous coal.
Bituminous (~45%–86% carbon) is the most abundant rank of coal found. Bituminous coal is used to generate electricity, and it is an important fuel and raw material for making iron and steel.
Anthracite (~86%–97% carbon) has the highest heating value and mainly used by the metals industry.

Source: University of Kentucky

Coal is primarily used for the production of energy and electricity, and it is estimated that approximately 33% of the electricity generated in the United States in 2015 was derived from coal. Power plants produce steam by burning coal, and the steam, in turn, is used to turn turbines to generate electricity. Such coal of high calorific value is referred to as steaming coal. Another major use of coal is for the production of steel. High-quality bituminous coal (preferably low in sulfur and phosphorous content) can be heated in the absence of air to produce "coke" which can be processed further to produce iron and steel. Such coal is typically referred to as metallurgical coal or coking coal, to distinguish it from steaming coal used for the production of energy. Due to its better quality and higher value of the end product, coking coal is priced significantly higher than steaming coal. Additionally, the demand drivers can be distinct for each type of coal, and therefore can be analyzed separately.
Steaming Coal
According to the EIA, worldwide coal production is expected to grow from approximately 8.9 billion tons in 2017 to more than 9.4 billion tons in 2040. Most of the production growth is expected to take place in Australia, India and PRC, which are expected to see their global market share to increase from 60% at present to 64% by 2040. Specifically for PRC, there has been substantial investment in both brownfield and greenfield coal mining operations to maintain almost steady coal production even when operations from existing coal mines are depleted.

Source: EIA
However, it should be noted that despite the additional production capacity in PRC, the country's overall market share in the world coal production stage is expected to drop from 48% in 2016 to 44% in 2040, indicating the country's dependence on additional coal imports from overseas.

Source: EIA

According to the U.S. Energy Information Administration, or EIA, coal is the second-largest energy source worldwide (behind petroleum and other liquids) and it is expected to maintain its ranking until 2030. Between 2030 and 2040, coal is expected to drop to third place as an energy source, being overtaken by natural gas.  According to this scenario, world coal demand is expected to keep growing by 0.6% per annum, from approximately 157 quadrillion British Thermal Units, or BTU, in 2016 to 180 quadrillion BTU in 2040. However, when Clean Power Plan, or CPP, regulations come into consideration, demand for coal is expected to come to 175 quadrillion BTU in 2040, at a slightly slower growth rate.

Source: EIA

The U.S., India and PRC have been the top three global consumers of coal, a status expected to be maintained throughout EIA's projections to 2040. Coal demand in the U.S. is expected to remain relatively flat under the reference case, or to drop by approximately 20% by 2040 under the CPP scenario. The latter scenario can potentially be considered a positive development for the seaborne trade of coal as U.S.-produced coal is of high-quality, and lower consumption in the U.S. may lead to a greater share for exports, increasing the seaborne trade. Coal demand in India is expected to keep growing and by 2030, India is expected to surpass the U.S. to become world's second largest consumer and increase its market share from approximately 9% at present to 14% in 2018. Most of the coal demand in India is expected to be fulfilled by increased domestic production; however, we expect that there will be increased collateral seaborne demand growth from both coal imports by and exports from India, as higher production will lead to increased exports. Coal demand in PRC is expected to keep increasing in the next decade by slightly more than 2% per annum, but it will fall overall from approximately 52% at present to 46% of the world coal consumption in 2040.

Source: EIA

The U.S. is the largest coal consumer among the countries of the Organisation for Economic Co-operation and Development , or OECD, accounting for more than 40% of OECD consumption between 2012 and 2040, under a normal Reference Case scenario. Under a CPP scenario, coal consumption is expected to decline in the U.S. and European OECD countries, gradually, until 2040. However, overall OECD coal demand worldwide will increase in the same time interval, driven by increased consumption by Asian OECD countries such as South Korea. The following chart from EIA's most recent annual review underlines that even OECD countries will continue to play an important role in the growing consumption for coal.

Source: EIA

Consumption of coal by non-OECD countries is almost three times higher than in OECD countries, approximately 115 quadrillion BTU to 42 quadrillion BTU in 2016, respectively. Growth for coal consumption has been much more limited for the OECD countries than non-OECD countries, where coal demand is expected to be just 44 quadrillion BTU in 2020 vs more than 125 quadrillion BTU by 2020 for non-OECD countries. Between 2020 and 2040, coal consumption is projected to marginally decline for OECD countries, while for non-OECD countries, consumption is expected to reach 137 quadrillion BTU by 2040, implying a 0.8% annual growth rate for all non-OECD countries, according to EIA. Consumption growth will be much more pronounced for non-OECD Asian countries, primarily India and PRC, the group's top two consumers. India is expected to account for almost one-half of the increase in coal consumption from 2018 to 2040. PRC is the leading consumer of coal in the world, using an estimated 80 quadrillion BTU in 2016, which is one-half of the world's consumption, and four times the coal consumption of the U.S., the world's second largest coal consumer. Given the much higher volumes of coal consumed by non-OECD countries in absolute numbers, the higher growth rate will have an even greater impact on the drybuk shipping industry, especially for the Capesize market.

Source: EIA

PRCs coal demand more than doubled  between 2003 and 2013 to exceed 4.4 billion short tons in 2013; between 2014 and 2017, there has been a marginal decrease in coal demand due to a slowing Chinese economy and also a shifting towards renewables. For 2018, there has been a 0.7% increase due to higher electricity demands, a trend that is expected to continue in 2019.

Source: EIA

PRC is simultaneously the world's largest coal producer and consumer, and to a great extent, the country is self-sufficient with thermal steaming coal, despite the strong growth in demand in the last decade. The domestic coal mining industry had been well supported by state policies and also domestic banks for its capital needs, and accordingly, approximately 78% of the country's electricity demands had been met by burning coal. Anecdotal evidence of major air pollution in PRC's major metropolitan areas led to commitments by President Xi in 2014 to stop increasing CO2 emissions after 2030, and ambitious plans to replace coal and natural gas with renewables as the primary source of power after such date. In the interim, in addressing immediate pollution concerns, there has been an effort to replace burning of domestic coal —which is typically of lower quality and with higher concentrations of contaminants, with higher quality imported coal. In March 2016, it was announced that a five-day working week was to be implemented in order to curtail production of low-quality coal mining.

Source: Karatzas Marine Advisors, Enerdata

Thermal (steaming) coal is considered to be among the highest polluting sources of energy, and emissions from power generation by burning coal are considered a cause of global warming. There has been negative publicity about steaming coal and several recent environmental treaties (Kyoto Protocol, Paris Agreement, COP24) are taking aim at the steaming coal as an energy source. However, in the near term of the next several years, it is impractical and prohibitively expensive to replace coal power generation plants with other sources of energy either via switching to more conventional fossil fuels (natural gas, etc.) or alternative sources energy (solar, wind power, etc.). Until there are sufficient amounts of clean energy generation, power generation from thermal coal is expected to continue to grow, and targets of lower gas emissions can be mitigated by employing clean coal technologies and also substituting lower coal with higher quality coal (higher calorific value and lower sulphur content) as PRC has implemented in the last few years by opting for increasing imports of high-quality Australian thermal coal at the expense of domestic production of lower quality coal.  A as shown in the graph above, during the last decade, trade for steaming coal has grown and is expected to continue to grow, driven by demand in PRC and also globally.
Furthermore, the policy of the current administration in the U.S. to stimulate the coal mining industry has resulted in increased coal production in the U.S. According to the EIA Annual Coal Report 2018, in 2017, total U.S. coal production increased 6.4% to 774.6 million short tons from 2016 levels. US thermal coal production in 2017 was 772.7 million short tons, up 6.3% over 2016 levels. Increased domestic coal production in the US has led to increased coal exports; in 2017, overall US coal exports increased by approximately 62%, while steaming coal exports increased by more than 100%, according to EIA.  As per following graph, US coal exports were driven by demand in Asia and Far East (mostly India and PRC), and such long-distance shipments favor the utilization of large vessels, Panamax and Capesize, which is a positive development for these drybulk sectors.

Source: EIA
Metallurgical Coal
Metallurgical coal (also known as met coal or coking coal or coke) is the type of coal primarily sold to steel mills and used in the integrated steel mill process, as opposed to thermal coal utilized for the production of energy.
For the production of steel, the two key raw ingredients that are required are iron ore and coking coal. Coke is used to convert the iron ore into molten iron. Coke is made by heating coking coal to about 2,000°F (1,100°C) in the absence of oxygen in a coke oven. The lack of oxygen prevents the coal from burning. The coking process drives off various liquids, gases and volatile matter. The remaining solid matter forms coke, a solid mass of nearly pure carbon.
Metallurgical coal has similar geographic distribution as thermal coal, and countries such as Australia and PRC dominate world production. Similarly, since the utility of met coal is associated with steel production, in parallel with iron ore, consumption of met coal is concentrated in steel producing countries and driven by the dynamics of the steel market.
According to BHP Billiton's 2016 Annual Report, for metallurgical coal, "uneconomic high-cost supply continued to be slowly withdrawn from the seaborne market. However, prices remained subdued as industry-wide cost reductions and weaker producer currencies against the U.S. dollar supported continued production from marginal suppliers. Prices are expected to moderate in the short term as committed growth projects ramp-up production and demand growth remains modest. The key uncertainty for the seaborne market is how PRC's domestic supply will respond to government capacity controls, which have the potential to impact seaborne demand. The long-term outlook remains robust, as the supply of premium hard coking coal becomes scarce and demand is driven by steel production growth in emerging markets, particularly India."
In the short term, seaborne trade of metallurgical coal in 2016 was lower by approximately 3% since the last year, to an estimated annualized 240 million tons. However, in PRC there has been a trend in the last year to close smaller mines or open-pit mines in an effort to limit environmental pollution to water and air, and also to limit the clean-up costs of smaller mines at the end of their economic life. In addition, in order to bring pollution levels within government mandated limits, working hour restrictions have been imposed sporadically at mining operations in several provinces. At least in the short of the next three years, all else being equal, reduced mining productivity at metallurgical mines may lead to higher seaborne imports, a positive development for the Capesize market.

Source: Karatzas Marine Advisors

Grains
Grains (wheat, corn, soybean, rice) are a distinct type of cargo for drybulk vessels, comprising approximately 15% of the worldwide seaborne drybulk trade by volume, according to Karatzas Marine Advisors. Grains are primarily traded on Panamax and Supramax vessels with major trades from grain producing countries to grain importing countries, notably Japan, PRC, South Korea and Saudi Arabia. Typically, populous countries with little arable land or poor climatological conditions are prime candidates for import of grains, whether for human consumption or livestock feed. The trade of grains can be influenced by macro-economic factors and the development of a middle class worldwide; as a result, consumers with higher disposal income are eating bread and foods dependent on wheat and other imported grains leading to an increased trade and ton-mile. The trade of grains, given that it is a source of hard currency for agricultural economies and a commodity needed in reserves to feed populations, can be influenced by several external factors, including political factors. In Argentina, a major grain producing and exporting country, the new government has lifted the export tax on farmers for grains, which effectively as of December 2015, opened Argentina's grain stockpiles to the world market.  Ukraine is another major grain producing country presently facing geo-political uncertainty which may favorably impact the seaborne trade of grains; reports of curtailed access to Ukrainian ports in the Sea of Azov due to continued Russian military action will likely reduce exports and force substitution of grain imports by the import countries from further destinations. Additionally, raising grains and crops not only requires favorable weather conditions for healthy harvests but also certain weather patterns such as El Niño and La Niña are well known to affect harvests and subsequently trading patterns. In the next two years, La Niña is expected to lead to wetter weather in countries in the Pacific Rim and Australia, which likely to lead to reduced harvests which, in turn, will necessitate higher volumes of imports to this region from producing countries in the Atlantic Basin, a favorable trend for drybulk shipping, including the Capesize market.

An interesting and favorable variable for the trade of grains has been talks of protectionism and canceling trading agreements that could make the trade of grains less efficient and increase transport requirements and ton-mile demand. For instance, since the pronouncement of the current U.S. president of repealing NAFTA with Mexico, Mexico, being the U.S.'s biggest grain importer, has started sourcing grain imports from other countries, most notably countries of South America. All being equal, it would require twice as many drybulk vessels for Mexico to import same quantity of grains from South America instead of the U.S., given the greater distance from importing and exporting terminals.
According to the International Grains Council, global wheat production in 2016 was estimated to reach an all-time high at 743 tons and 780 tons in 2017, with wheat production in the United States reaching 45 tons, a 25% increase since 2015. As a result, world grains storage facilities are approaching full capacity while the price of grains has dropped by 70% since 2008 (presently below $4/bushel for U.S. wheat). Increased production and lower commodity prices can have a positive effect in the drybulk market, especially for Panamax and Supramax vessels mostly, but also for the Capesize market to a lesser extent.  For the next two years, Karatzas Marine Advisors estimates that increased ton-mile demand will be among the highest in the drybulk market, in the range of 4-5%.

Source: Karatzas Marine Advisors

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Members of our board of directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece.

Name	Age	Position	Director Class
Stamatios Tsantanis	47	Chairman, Chief Executive Officer and Director	A (term expires in 2019)
Stavros Gyftakis	40	Chief Financial Officer
Christina Anagnostara	48	Director	B (term expires in 2020)
Elias Culucundis	76	Director*	A (term expires in 2019)
Dimitrios Anagnostopoulos	72	Director*	C (term expires in 2021)
Ioannis Kartsonas	47	Director*	C (term expires in 2021)

_____________

*	Independent Director

Biographical information with respect to each of our directors and executive officers is set forth below.

Stamatios Tsantanis has been a member of our board of directors and our chief executive officer since October 1, 2012. Mr. Tsantanis has also been the Chairman of our Board of Directors since October 1, 2013 and our Interim Chief Financial Officer from November 1, 2013 until October 2, 2018. Mr. Tsantanis brings more than 20 years of experience in shipping and finance and held senior management positions in prominent shipping companies. Prior to joining us, from September 2008 he served as Group Chief Financial Officer of Target Marine S.A. and was responsible for its corporate and financial strategy. Mr. Tsantanis previously served as the Chief Financial Officer and as a Director of Top Ships Inc. from its initial public offering and listing on Nasdaq in 2004 until September 2008. Prior to that, he was an investment banker at Alpha Finance, a member of the Alpha Bank Group, with active roles in a number of shipping corporate finance transactions. Mr. Tsantanis holds a Master's degree in Shipping Trade and Finance from the City University Business School in London, and a Bachelor's degree in Shipping Economics from the University of Piraeus.
Stavros Gyftakis has been appointed as our Chief Financial Officer on October 3, 2018, and previously served as Finance Director since October 2017. He has more than 13 years of experience in senior positions in the shipping finance industry. Before joining Seanergy, he was a Senior Vice President in the Greek shipping finance desk at DVB Bank SE. Stavros holds a BSc in Mathematics from the Aristotle University of Thessaloniki, a MSc in Business Mathematics awarded with Honors, from the Athens University of Economics and Business and a MSc in Shipping, Trade and Finance, awarded with Distinction, from Cass Business School of City University in London.
Christina Anagnostara served as our chief financial officer from November 17, 2008 until October 31, 2013 and has served as a member of our board of directors since December 2008. She has more than 21 years of maritime and international business experience in the areas of finance, banking, capital markets, consulting, accounting and audit. She has served in executive and board positions of publicly listed companies in the maritime industry and she was responsible for the financial, capital raising and accounting functions. Since June 2017 she is a Director of the Investment Banking Division of AXIA Ventures Group and from 2014 to 2017 she provided advisory services to corporate clients involved in all aspects of the maritime industry. Between 2006 and 2008 she served as Chief Financial Officer and member of the Board of Directors of Global Oceanic Carriers Ltd, a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange. Between 1999 and 2006, she was a senior management consultant of the Geneva-based EFG Group. Prior to EFG Group she worked for Eurobank EFG and Ernst & Young, the international accounting firm. Ms. Anagnostara studied Economics in Athens and is a Certified Chartered Accountant. She is a member of various industry organizations including ACCA, Propeller Club, WISTA, Shipping Finance Executives and American Hellenic Chamber of Commerce.

Elias Culucundis has been a member of our board of directors since our inception. Since 2006, Mr. Culucundis has been an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. From 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. He worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.
Dimitrios Anagnostopoulos has been a member of our board of directors since May 2009. Mr. Anagnostopoulos has over 41 years of experience in shipping and ship finance. His career began in the 1970's at Athens University of Economics followed by four years with the Onassis Group in Monaco. Mr. Anagnostopoulos has also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank as Senior Vice-President and Head of Shipping. In June 2010 he was elected a board member of the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London and the Erasmus University in Rotterdam. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping. In 2008 he was named by the Lloyd's Organization as Shipping Financier of the Year.
Ioannis Kartsonas has been a member of our board of directors since May 2017. Mr. Kartsonas has more than 19 years of experience in finance and commodities trading. He is currently the Principal and Managing Partner of Breakwave Advisors LLC., a commodity-focused advisory firm based in New York. From 2011 to 2017, he was a Senior Portfolio Manager at Carlyle Commodity Management, a commodity-focused investment firm based in New York and part of the Carlyle Group, being responsible for the firm's Shipping and Freight investments. During his tenure, he managed one of the largest freight futures funds globally. Prior to his role, Mr. Kartsonas was a Co-Founder and Portfolio Manager at Sea Advisors Fund, an investment fund focused in Shipping. From 2004 to 2009, he was the leading Transportation Analyst at Citi Investment Research covering the broader transportation space including Shipping. Prior to that, he was an Equity Analyst focusing on Shipping and Energy for Standard & Poor's Investment Research. Mr. Kartsonas holds an MBA in Finance from the Simon School of Business, University of Rochester.
No family relationships exist among any of the directors and executive officers.
Board Practices
Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee
Our audit committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis. Our board of directors has determined that the members of the audit committee meet the applicable independence requirements of the Commission and the Nasdaq Stock Market Rules. Our board of directors has determined that Mr. Dimitrios Anagnostopoulos is an "Audit Committee Financial Expert" under the Commission's rules and the corporate governance rules of the Nasdaq Stock Market.
The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by Nasdaq and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.
Compensation Committee
Our compensation committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.
Nominating Committee
Our nominating committee consists of Messrs. Elias Culucundis and Dimitrios Anagnostopoulos, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.
Shipping Committee
We have established a shipping committee.  The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies.  The shipping industry often demands very prompt review and decision-making with respect to business opportunities.  In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee.  Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors.  The shipping committee consists of three directors.  In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors.  The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the Board's nominee.
In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors.  In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote.  These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries.  In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements.
As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.
Employees
We currently have two executive officers, Mr. Stamatios Tsantanis and Mr. Stavros Gyftakis. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of thirty-four employees.

EXECUTIVE COMPENSATION

For the year ended December 31, 2018, we paid our executive officers and directors aggregate compensation of $0.72 million.  Our executive officers are employed by us pursuant to employment and consulting contracts.
Each member of our board of directors received a fee of $60,000 in 2018.  The Shipping Committee fee has been suspended since July 1, 2013 until the board of directors decides otherwise.  The aggregate director fees paid by us for the years ended December 31, 2018, 2017 and 2016 totaled $300,000, $246,000 and $100,000, respectively.
On January 12, 2011 our board of directors adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or the Plan. The Plan was amended and restated on December 15, 2016, to increase the aggregate number of our common shares reserved for issuance under the Plan from 57,111 shares to 66,666 shares. The Plan was also amended and restated on February 1, 2018, to further increase the aggregate number of common shares reserved for issuance under the Plan to 200,000. The Plan was further amended and restated on January 10, 2019, to further increase the aggregate number of common shares reserved for issuance under the Plan to 200,000. The Plan is administered by the Compensation Committee of our board of directors.  Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient's continued service as an employee or a director of the Company, through the applicable vesting date.
On October 1, 2015, the Compensation Committee granted an aggregate of 12,600 restricted common shares pursuant to the Plan. Of the total 12,600 shares issued, 2,400 shares were granted to our board of directors and the other 10,200 shares were granted to certain of our other employees. The fair value of each share on the grant date was $55.50 and was expensed over three years. The shares to our board of directors vested over a period of two years, which commenced on October 1, 2015. On October 1, 2015, 800 shares vested, on October 1, 2016, 800 shares vested, and on October 1, 2017, 800 shares vested. All the shares granted to certain of our employees vested over a period of three years, commencing on October 1, 2015. On October 1, 2015, 1,666 shares vested, on October 1, 2016, 2,066 shares vested, on October 1, 2017, 2,800 shares vested and 3,000 shares vested on October 1, 2018.
On December 15, 2016, the Compensation Committee granted an aggregate of 51,520 restricted common shares pursuant to the Plan. Of the total 51,520 shares issued, 18,320 shares were granted to our board of directors, 29,867 shares were granted to certain of our employees and 3,333 shares were granted to the sole director of the Company's commercial manager, a non-employee. The fair value of each share on the grant date was $19.50. The shares to our board of directors vested over a period of two years, which commenced on December 15, 2016. On December 15, 2016, 6,106 shares vested, on October 1, 2017, 6,107 shares vested and 6,107 shares vested on October 1, 2018. All the other shares granted will vest over a period of three years, which commenced on December 15, 2016. Of the shares granted to certain of our other employees, 7,633 shares vested on December 15, 2016, 7,633 shares vested on October 1, 2017, 6,833 shares vested on October 1, 2018 and 6,833 shares will vest on October 1, 2019. Of the shares granted to the sole director of the Company's commercial manager, 1,000 shares vested on December 15, 2016, 1,000 shares vested on October 1, 2017, 666 shares vested on October 1, 2018 and 667 shares will vest on October 1, 2019.
On February 1, 2018, the Compensation Committee granted an aggregate of 84,000 restricted common shares pursuant to the Plan. Of the total 84,000 shares issued, 38,334 shares were granted to our board of directors, 44,333 shares were granted to certain of our employees and 1,333 shares were granted to the sole director of the Company's commercial manager, a non-employee. The fair value of each share on the grant date was $15.53. All the shares will vest over a period of two years. 28,001 shares vested on February 1, 2018, 26,999 shares vested on October 1, 2018 and 27,000 shares will vest on October 1, 2019.
On January 10, 2019, the Compensation Committee granted an aggregate of 144,000 restricted common shares pursuant to the Plan. Of the total 144,000 shares issued, 66,667 shares were granted to the board of directors, 70,666 shares were granted to certain of the Company's employees and 6,667 shares were granted to the sole director of the Company's commercial manager, a non-employee. The fair value of each share on the grant date was $9.15. All the shares will vest over a period of two years. 48,000 shares vested on January 10, 2019, 48,000 shares will vest on October 1, 2019 and 48,000 shares will vest on October 1, 2020.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, of which we are aware as of the date of this prospectus, regarding (i) the beneficial owners of five percent or more of our common shares and (ii) our executive officers and directors individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.
Identity of Person or Group	Number of Shares Owned	Percent of Class(2)
Claudia Restis(1)	3,985,358	70.2%
Stamatios Tsantanis	79,013	2.8%
Stavros Gyftakis	—	*
Christina Anagnostara	—	*
Elias Culucundis	—	*
Dimitrios Anagnostopoulos	—	*
Ioannis Kartsonas	—	*
Directors and executive officers as a group (6 individuals)	157,946	5.6%

_______________

*	Less than one percent.
(1)
Based on the Schedule 13D/A filed by Jelco, Comet and Claudia Restis on March 22, 2019, Claudia Restis may be deemed to beneficially own 3,928,465 common shares through Jelco and 56,893 of our common shares through Comet, each through a revocable trust of which she is beneficiary. The shares she may be deemed to beneficially own through Jelco include (i) 281,481 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Convertible Note dated March 12, 2015, that we issued to Jelco, (ii) 1,567,777 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Revolving Convertible Note dated September 7, 2015, as amended, that we issued to Jelco and (iii) 1,018,518 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Convertible Note dated September 27, 2017, that we issued to Jelco.

(2)	Based on 2,809,223 common shares outstanding as of April 5, 2019 and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Convertible Notes
First Jelco Note
On March 12, 2015, we issued a convertible note for $4.0 million to Jelco. The note, following three amendments, is repayable in one installment occurring on the final maturity date, December 31, 2020. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, the principal amount under the convertible note or any part thereof may be paid at any time in common shares at a conversion price of $13.5 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of December 31, 2018, $3.8 million was outstanding under the note.
Second Jelco Note
On September 7, 2015, we issued a revolving convertible note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following ten amendments to the note between December 2015 and September 2018, the Applicable Limit was raised to $24.7 million. Following the tenth amendment on September 1, 2018, a drawdown request of up to $3.5 million may be made by April 10, 2019, or the “Final Revolving Advance Date.” If the request is not made by the Final Revolving Advance Date, the advance will not be available to be drawn and the Applicable Limit will be reduced to $21.17 million. The current outstanding principal is repayable on the final maturity date, on December 31, 2022. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, our obligation to repay the principal amount under the revolving convertible note or any part thereof may be paid in common shares at a conversion price of $13.50 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of December 31, 2018, $21.17 million was outstanding under the note.
Third Jelco Note
On September 27, 2017, as amended on February 13, 2019, we issued a $13.75 million convertible note to Jelco, or the Third Jelco Note. The current outstanding principal is repayable on the final maturity date on December 31, 2022. The Company may at any time, by giving a five business days prior written notice to Jelco, prepay the whole or any part of the note in cash or, subject to the Jelco’s prior written agreement on price per share, in a number of fully paid and nonassessable shares of the Company equal to the amount of the note being prepaid divided by the agreed price per share. The note bears quarterly interest at three-month LIBOR plus a margin of 5% and is payable in cash. At Jelco's option, the whole or any part of the principal amount under the note may only be paid at any time in common shares at a conversion price of $13.50 per share. The conversion price was determined and approved by a special committee of independent directors of the Company's board of directors, as well as by the board of directors itself. The special committee of independent directors of the Company's board of directors and our board of directors obtained a valuation report from an independent third party financial advisor for the fair market value of the Company's equity per share. Jelco also received customary registration rights with respect to all shares it beneficially owns, including any shares to be received upon conversion of the note. The note is secured by the following cross collaterals: a second preferred mortgage over the Partnership, a second priority general assignment covering earnings, insurances and requisition compensation over the vessel, a guarantee from our vessel-owning subsidiary that owns the Partnership and a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., which is the holding company of two of our ship-owing subsidiaries owning the Lordship and the bareboat charterer of the Knightship. Of the $13.75 million under the note, $4.75 million were used to make a mandatory prepayment under the Second Jelco Loan Facility. As of December 31, 2018, $13.75 million was outstanding under the note.
Our wholly-owned subsidiary Emperor Holding Ltd. has provided a guarantee to Jelco for Seanergy Maritime Holdings Corp.'s obligations under all these notes.

Jelco Loan Facilities
First Jelco Loan Facility
On October 4, 2016, we entered into a $4.2 million loan facility with Jelco, or the First Jelco Loan Facility, to fund the initial deposits for the Lordship and the Knightship. On November 17, 2016, November 28, 2016 and February 13, 2019, we entered into amendments to the First Jelco Loan Facility, which, among other things, increased the aggregate amount that may be borrowed under the facility to up to $12.8 million and extended the maturity date to June 30, 2020.  The First Jelco Loan Facility bears interest at LIBOR plus a margin of 8.5%, and is repayable in one bullet payment together with accrued interest thereon on the maturity date. The First Jelco Loan Facility is secured by a second preferred mortgage over the Partnership, a second priority general assignment covering earnings, insurances and requisition compensation over the vessel and a guarantee from our vessel-owning subsidiary guarantee that owns the Partnership and a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., the holding company of the ship-owing subsidiary owning the Lordship and the bareboat charterer of the Knightship, all cross collateralized with the Second Jelco Loan Facility and the Third Jelco Note. As of December 31, 2018, $5.9 million was outstanding under the First Jelco Loan Facility, excluding the unamortized financing fees.
Jelco Backstop Loan Facility
On March 28, 2017, we entered into a $47.5 million secured loan agreement with Jelco, or the Jelco Backstop Facility. Under the terms of the Jelco Backstop Facility, Jelco would make available this facility to us in the event that we were not able to secure third party financing to partially fund the Natixis settlement agreement and the balance of the purchase price of the Partnership. The Jelco Backstop Facility was terminated on September 27, 2017, and no amounts were drawn down under this facility.
Second Jelco Loan Facility
On May 24, 2017, we entered into a loan agreement with Jelco for an amount of up to $16.2 million to fund part of the acquisition cost for the Partnership, which we refer to as the Second Jelco Loan Facility. On June 22, 2017 and August 22, 2017, we entered into supplemental letters to the Second Jelco Loan Facility, which, deferred our obligation to mandatory prepay to Jelco the amount of $4.75 million due under the loan. Relevant mandatory prepayment of $4.75 million was made through the proceeds we received from the above stated note of $13.75 million issued to Jelco on September 27, 2017.
On September 27, 2017, we entered into an amending and restating agreement with Jelco to amend and restate the Second Jelco Loan Facility, which was further amended and supplemented on February 13, 2019. The amended facility currently bears interest at three-month LIBOR plus a margin of 6% per annum and is repayable in one bullet payment due on December 30, 2020. The facility is secured by a second preferred mortgage on the Partnership, a second priority general assignment covering earnings, insurances and requisition compensation over the Partnership, a guarantee from our vessel-owning subsidiary that owns the Partnership, and a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., all cross collateralized with the First Jelco Loan Facility and the Third Jelco Note. As of December 31, 2018, $11.45 million was outstanding under this facility.
Third Jelco Loan Facility
On April 10, 2018, we entered into a $2.0 million loan facility with Jelco for working capital purposes, the Third Jelco Loan Facility. The facility, as amended and restated on June 13, 2018 and as further amended on August 11, 2018 and on January 31, 2019, bears interest at a margin of 10% per annum and is repayable in one bullet payment due on April 1, 2019. The facility was secured by a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., which is the holding company of two of our ship-owing subsidiaries owning the Lordship and the bareboat charterer of the Knightship. As of December 31, 2018, $2.0 million was outstanding under the Third Jelco Loan Facility, excluding the unamortized financing fees.The Third Jelco Loan Facility was refinanced in March 2019, and our obligations thereunder were unconditionally discharged.
Fourth Jelco Loan Facility
On March 26, 2019, we entered into a $7.0 million loan facility with Jelco, the Fourth Jelco Loan Facility, the proceeds of which were utilized to (i) refinance the Third Jelco Loan Facility with outstanding balance of $2.0 million and (ii) for general corporate purposes. The Company drew down the entire $7.0 million on March 27, 2019. The facility bears fixed interest of 6% per annum, has a maturity date of September 30, 2020 and is repayable through one installment of $1 million due on January 5, 2020 and a balloon instalment of $6 million payable at maturity. The facility is secured by a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd. As of the date of this prospectus, $7.0 million was outstanding under this facility.

DESCRIPTION OF CAPITAL STOCK
For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to "us", "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization

Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 2,809,223 shares were issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.'s common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.'s common shares commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our common shares started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019.
On August 5, 2016, we sold 78,666 of our common shares in a registered direct offering to an unaffiliated institutional investor at a public offering price of $62.25 per share.
On November 23, 2016, we sold 87,000 of our common shares in a registered direct offering to unaffiliated institutional investors at a public offering price of $41.25 per share.
On December 13, 2016, we sold 666,666 of our common shares and 10,000,000 Class A Warrants to purchase 666,666 of our common shares in a registered public offering at a combined public offering price of $22.50 per share and warrant. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 33,333 of our common shares.
On December 15, 2016, we issued an aggregate of 51,520 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On December 21, 2016, pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that was completed on December 13, 2016, we sold an additional 86,666 of our common shares and 1,500,000 Class A Warrants to purchase 100,000 of our common shares. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 4,333 of our common shares.

On April 10, 2017, we issued 8,333 of our common shares in a private placement to a third-party service provider as compensation.
Between February 6, 2017 and April 27, 2017, we sold 185,475 of our common shares in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC.
On February 1, 2018, we issued an aggregate of 84,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On November 7, 2018, we issued an aggregate of 120,000 of our common shares to Cargill in connection with the lease financing transaction for the Championship.
On January 10, 2019, we issued an aggregate of 144,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws
Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.
The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal
Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Representative’s Warrants
We have agreed to issue to the Representative in this offering a warrant to purchase that number of common shares equal to an aggregate of five percent (5%) of the common shares sold in the offering, including the additional common shares that the underwriters may purchase at their option, with a per share exercise price equal to 125% of the initial unit price. In addition, the warrant provides for registration rights upon request, in certain cases. The demand registration right provided will not be greater than three years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). See “Underwriting — Representative’s Warrant” section of this prospectus for a description of this warrant.

Securities Offered in this Offering
We are offering          units, each unit consisting of one common share and one Class B Warrant to purchase one common share and one Class C Warrant to purchase one common share. The common share and accompanying Class B Warrant and Class C Warrant included in each unit will be issued separately. Units will not be issued or certificated. We are also registering the common shares included in the units and the common shares issuable from time to time upon exercise of the warrants included in the units offered hereby. The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Except as otherwise specified, the terms apply to both the Class B Warrants and the Class C Warrants. Prospective investors should carefully review the terms and provisions set forth in the forms of warrant.
We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant is being sold together with a Class B Warrant and a Class C Warrant with the same terms as the Class B Warrants and Class C Warrants accompanying the common shares. Because one Class B Warrant and one Class C Warrant are being sold together in this offering with each common share or, in the alternative, each pre-funded warrant to purchase one common share, the number of Class B Warrants and Class C Warrants sold in this offering will not change as a result of a change in the mix of the common shares and pre-funded warrants sold.
Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is three years after their original issuance for the Class B Warrants and six months after their original issue date for the Class C Warrants and until exercised for the pre-funded warrants. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
If, on any trading day after the one-month anniversary of the date of issuance of the Class C Warrants, and ending on the six-month anniversary of the date of issuance of the Class C Warrants, the “market price” of a common share is less than $         (as adjusted for stock splits, stock dividends, extraordinary dividend recapitalization, reorganization, mergers and consolidation), then the holders of the Class C Warrants may exercise the Class C Warrants in a cashless exercise. This cashless exercise would permit such Class C Warrant holder to obtain a number of common shares equal to:
A* (B -C)/C
Where	A=	the number of warrants being exercised, and
	B=	Warrant strike price, and
	C=	The greater of 25% of the unit price in this offering, and the market price of a common share.

In the event that the number of shares for which Class C Warrants are exercisable exceeds the number of common shares authorized for issuance under our articles of incorporation, we will call a meeting of our shareholders and take other appropriate action to amend and restate our articles of incorporation to increase the number of authorized shares to the level necessary to satisfy our obligations to the Class C Warrant holders.

The following table shows the number of common shares for which the Class C Warrants would be exercised in aggregate, based on hypothetical declines in the market price for our common shares based upon a hypothetical unit price of $.
Market Price	Number of Common Shares Issued Upon Exercise

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.
Exercise Price. The exercise price per whole common share purchasable upon exercise of the warrants is $ per share or 110% of the offering price of the unit for the Class B Warrants and $ per share or 110% of the offering price per unit for the Class C Warrants. The exercise price is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price for the pre-funded warrants is $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until they are exercised in full.
Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We intend to apply for the listing of the Class B Warrants offered in this offering on The Nasdaq Capital Market under the symbol     , but the Class C Warrants and the pre-funded warrants will not trade. No assurance can be given that such listing will be approved or that a trading market will develop. The common shares and pre-funded warrants, if any, can each be purchased only with the accompanying Class B Warrants and Class C Warrants (other than pursuant to the underwriters’ over-allotment option), but will be issued separately, and will be immediately separable upon issuance.
Warrant Agent. The Class B Warrants and the Class C Warrants will be issued in registered form under a warrant agency agreement between                     , as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.
Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.
Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Governing Law. The warrants and the warrant agency agreement are governed by New York law.
Transfer Agent
The registrar and transfer agent for our common shares and warrants is Continental Stock Transfer & Trust Company.
Listing
Our common shares and Class A Warrants trade on the Nasdaq Capital Market under the symbol "SHIP" and “SHIPW”, respectively. We intend to apply to have the Class B Warrants offered hereunder listed under the symbol       . No assurance can be given that our application will be approved. The Class C Warrants and pre-funded warrants will not trade. The common shares and pre-funded warrants, if any, can each be purchased only with the accompanying Class B Warrants and Class C Warrants (other than pursuant to the underwriters’ over-allotment option), but will be issued separately, and will be immediately separable upon issuance.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.
Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Any or all of the directors may be removed for cause by vote of the shareholders.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands	Delaware

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common shares, of the ownership, exercise, lapse and disposition of our warrants and the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common shares or warrants, as applicable, that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders."
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or "financial services entities";
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;

•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our shares;
•	persons that hold our warrants;
•	persons that hold our common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an "applicable financial statement;" or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
For our 2018 taxable year, we had U.S. source gross shipping income of approximately $827,000.
We are subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in " – Taxation in the Absence of Exemption", unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.  For our 2018 taxable year, we had U.S. source gross shipping income, on which we were subject to a U.S federal tax of $33,080. Due to the factual nature of this analysis, it is possible that we may qualify for this exemption from tax under Section 883 of the Code for the 2019 or future taxable years, although no assurance can be given in this regard.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and
•
more than 50% of the value of our shares is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test;" or

•
our shares are "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its shares is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.
These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as Nasdaq Capital Market), which we refer to as the "listing threshold."
The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders." We refer to this restriction in the regulations as the "Closely-Held Rule."
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them with respect to any taxable year. We do not believe that we satisfied that less than 50% of our shares were held for more than half of the days in the 2018 taxable year by non-qualified 5% Shareholders. Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely-Held Rule.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax." Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
Allocation of Basis for U.S. Federal Income Tax Purposes
U.S. Holders may be required to allocate the acquisition cost of units between each respective component based on fair market value for purposes of determining their U.S. federal income tax basis. U.S. Holders should consult their personal tax advisors in this regard.
Taxation of Distributions Paid on Common Shares
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as  Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Tax Treatment of the Warrants
Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the U.S. Holder’s adjusted tax basis in the warrant being exercised. If the warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the warrants. A U.S. Holder’s holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.
The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. holder as a dividend.
The tax consequences of holding and disposing of our common shares is discussed above.  U.S. Holders of our warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder will not be able to make a QEF election with respect to the warrants if we are a PFIC.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of   ordinary earnings and our  net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder will not be able to make a QEF election in respect of our warrants. U.S. Holders of our common shares or warrants are urged to consult their own tax advisors regarding the application of the PFIC rules and the QEF rules to them.
Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock.
United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
A Non-U.S. Holder will generally not be subject to U.S. federal income tax upon the acquisition, holding, exercise, lapse, sale or disposition of our warrants.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

UNDERWRITING
We have entered into an underwriting agreement with Maxim Group LLC (the “Representative”), as the sole representative and sole book-running manager, dated                   , 2019. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:
Number of Units
Maxim Group LLC

The underwriters are committed to purchase all of the units offered by us other than those covered by the over-allotment option described below, if they purchase any units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional         units, an additional           common shares at a price of $     per share, and/or                               additional Series B Warrants at a price of $0.01 per warrant, and/or                     Series C Warrants at a price of $0.01 per warrant, and/or                     pre-funded warrants at a price of $         per warrant, less, in each case, the underwriting discounts and commissions, to cover over-allotments, if any.
Discounts
The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional securities.
Total
	Per Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the units offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $        per unit. If all of the units offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.
We have paid an expense deposit of $20,000 to the Representative, which will be applied as a reasonable advance against out-of-pocket accountable expenses actually anticipated to be incurred by the Representative. The advance will be returned to us to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(c).

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; and (d) fees for underwriters' counsel, in an aggregate not to exceed $90,000.
We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $      .
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we, all of our executive officers and directors, and certain affiliates, have agreed, subject to certain exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of our common shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible into or exercisable or exchangeable for common shares or any other securities of our Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 120 days from the closing of this offering.
Representative’s Warrant
We have agreed to issue to the Representative a warrant to purchase that number of common shares equal to 5% of the number of units sold in this offering. The warrant will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the effective date of the registration statement of which this prospectus forms a part and will expire three years from the effective date of the registration statement of which this prospectus forms a part. The warrant is exercisable at a per share price equal to 125% of the unit price in this offering. Such warrant will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the warrant shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.
Right of First Refusal
Upon the closing date of the offering and until the period ending on December 31, 2019, the Representative will have a right of first refusal to act as lead left book runner and lead left manager and/or lead left placement agent for any future public or private equity, equity-linked, convertible or debt offerings during such period in the United States.

Other Compensation

 Within nine (9) months following either the expiration of our engagement of the Representative or the consummation of the offering, if we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities issued in the offering) with any of the investors that have participated in the offering (excluding any investors that held any of our securities prior to the expiration of the engagement or the closing of the offering, or have been introduced by us to the Representative) , the Representative will be entitled to compensation as set forth in this section and a Representative’s Warrant upon the closing of such other financing.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of units to the underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
•
Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making
In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our securities in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Certain Relationships
The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.
The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.
Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or
(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

Commission registration fee	$4,609
Financial Industry Regulatory Authority Filing fee	6,575
Printing expenses	90,000
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Miscellaneous fees and expenses	98,816
Total	$450,000

LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Ellenoff Grossman & Schole LLP.
EXPERTS
The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.'s Annual Report on Form 20-F for the year ended December 31, 2018 (including schedules appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ,or SOEL, Greece with registration number 107.
The details on the industry trends in "Prospectus Summary—Drybulk Shipping Industry Trends" and on the drybulk newbuilding order book in "Risk Factors―Risks Relating to Our Industry― An over-supply of drybulk vessel capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability," and the section titled "The International Drybulk Industry" have been prepared by Karatzas Marine Advisors, who has confirmed to us that such sections accurately describe the international drybulk market.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 25, 2019.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece, Tel: +30 2130181507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

$15,000,000

Units Consisting of Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class B Warrants to Purchase Common Shares and
Class C Warrants to Purchase Common Shares

PROSPECTUS

MAXIM GROUP LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Article VII of our bylaws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
In addition, under Section 60 of the BCA and under our bylaws, we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Furthermore, and as provided by both our bylaws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such matter.
Likewise, pursuant to our bylaws and Section 60 of the BCA, expenses (our bylaws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The bylaws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.
Both Section 60 of the BCA and our bylaws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any person's official capacity and/or as to action in another capacity while holding office.
Under both Section 60 of the BCA and our bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our bylaws, any repeal or modification of Article VII of our bylaws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
In addition to the above, our bylaws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation."
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.	Recent Sales of Unregistered Securities
The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019. The following transactions were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act. There were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.
On September 27, 2017, we issued a convertible note for $13.75 million to Jelco. At Jelco's option, the whole or any part of the principal amount under the Jelco Note may be paid at any time in common shares at a conversion price of $13.50 per share.
On November 7, 2018, we issued 120,000 of our common shares to Cargill as part of the sale and leaseback agreement for the Championship.

Item 8.	Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.
(b) Financial Statements
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9.	Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A. of Form 20-F" at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

6.
For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on April 5, 2019.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
	Name:	Stamatios Tsantanis
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 5, 2019 in the capacities indicated.

Signature	Title

/s/ Stamatios Tsantanis	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Stamatios Tsantanis

/s/ Stavros Gyftakis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Stavros Gyftakis

/s/ Christina Anagnostara*	Director
Christina Anagnostara

/s/ Dimitrios Anagnostopoulos*	Director
Dimitrios Anagnostopoulos

/s/ Elias Culucundis*	Director Director
Elias Culucundis /s/ Ioannis Kartsonas*
Ioannis Kartsonas

* Pursuant to power of attorney

By:	/s/ Stamatios Tsantanis
Stamatios Tsantanis

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on April 5, 2019.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit List

Exhibit Number	Description

1.1	Form of Underwriting Agreement**

1.2	Form of Warrant Agency Agreement**

3.1	Amended and Restated Articles of Incorporation(1)

3.2	Second Amended and Restated Bylaws(2)

3.3	Amendment to Amended and Restated Articles of Incorporation(3)

3.4	Second Amendment to Amended and Restated Articles of Incorporation(4)

3.5	Third Amendment to Amended and Restated Articles of Incorporation(5)

3.6	Fourth Amendment to Amended and Restated Articles of Incorporation(6)

3.7	Fifth Amendment to Amended and Restated Articles of Incorporation(7)

3.8	Sixth Amendment to Amended and Restated Articles of Incorporation(8)

4.1	Specimen Common Stock Certificate(9)

4.2	Form of Class B Warrant to Purchase Common Shares**

4.3	Form of Class C Warrant to Purchase Common Shares**

4.4	Form of Pre-Funded Warrant to Purchase Common Shares**

4.5	Form of Representative’s Warrant**

5.1	Opinion of Seward & Kissel LLP as to the validity of the securities**

5.2	Opinion of Seward & Kissel LLP with respect to certain tax matters**

10.1	Registration Rights Agreement dated March 26, 2010 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (10)

10.2	Registration Rights Agreement dated January 4, 2012 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (11)

10.3	Registration Rights Agreement dated June 24, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (12)

10.4	Registration Rights Agreement dated September 29, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (13)

10.5	Amended and Restated 2011 Equity Incentive Plan of the registrant adopted on February 1, 2018(14)

10.6	Amended and Restated 2011 Equity Incentive Plan of the registrant adopted on January 10, 2019(15)

10.7	Ship Technical Management Agreement dated as of February 11, 2015 between Leader Shipping Co. and V.Ships Greece Ltd. (16)

10.8
Novation Agreement to Ship Technical Management Agreement dated July 27, 2015, between V.Ships Greece Ltd., Leader Shipping Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated February 11, 2015 (17)

10.9
Addendum No. 1 to Technical Management Agreement dated March 18, 2016, between Leader Shipping Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated February 11, 2015 (18)

10.10	Amendment dated May 23, 2018 with respect to the Partnership, between Partner Shipping Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated May 15, 2017(19)

10.11
Amendment dated May 23, 2018 with respect to the Championship, between Champion Ocean Navigation Co. Limited and V.Ships Limited with respect to the Ship Technical Management Agreement dated September 1, 2015(20)

10.12
Amendment dated June 28, 2018 with respect to the Knightship, between Knight Ocean Navigation Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated November 23, 2016(21)

10.13
Novation Agreement dated October 30, 2018 with respect to the Championship, between Champion Ocean Navigation Co. Limited, Champion Marine Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated September 1, 2015(22)

10.14	Form of Ship Technical Management Agreement with V.Ships Limited (23)

10.15	Commercial Management Agreement dated as of March 2, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. (24)

10.16	Amendment No. 1 dated September 11, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (25)

10.17	Amendment No. 2 dated as of March 2, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (26)

10.18	Amendment No. 3 dated February 1, 2018 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015(27)

10.19	Amendment No. 4 dated June 28, 2018 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015(28)

10.20	Loan Agreement dated March 6, 2015 between Leader Shipping Co. and Alpha Bank A.E. (29)

10.21	First Supplemental Agreement dated December 23, 2015 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (30)

10.22	Second Supplemental Agreement dated July 28, 2016 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (31)

10.23	Third Supplemental Agreement dated June 29, 2018 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015(32)

10.24	Convertible Note dated March 12, 2015 of the registrant to Jelco Delta Holding Corp. (33)

10.25	Amendment No. 1 dated May 14, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (34)

10.26	Mutual Consent dated September 18, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (35)

10.27	Amendment No. 2 dated September 18, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (36)

10.28	Amendment No. 3 dated March 26, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015*

10.29	Share Purchase Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (37)

10.30	Registration Rights Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (38)

10.31
Loan Agreement dated September 1, 2015 between Sea Glorius Shipping Co., Sea Genius Shipping Co., Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG) and the Banks and Financial Institutions listed in Schedule 1 thereto (39)

10.32
Supplemental Letter dated May 16, 2016 from Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG) to Sea Glorius Shipping Co. and Sea Genius Shipping Co. with respect to the Loan Agreement dated September 1, 2015 (40)

10.33
Supplemental Letter dated February 23, 2017 from Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG) to Sea Glorius Shipping Co., Sea Genius Shipping Co. and the registrant with respect to the Loan Agreement dated September 1, 2015 (41)

10.34
Amendment to Term Loan Facility dated March 28, 2018 between Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG), the registrant, Sea Glorius Shipping Co. and Sea Genius Shipping Co. with respect to the Loan Agreement dated September 1, 2015(42)

10.35
Second Amendment to Term Loan Facility dated April 1, 2019 between Hamburg Commercial Bank AG (formerly known as HSH Nordbank AG), the registrant, Sea Glorius Shipping Co. and Sea Genius Shipping Co. with respect to the Loan Agreement dated September 1, 2015*

10.36	Revolving Convertible Note dated September 7, 2015 of the registrant to Jelco Delta Holding Corp. (43)

10.37	First Amendment dated December 1, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (44)

10.38	Second Amendment dated December 14, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (45)

10.39	Third Amendment dated January 27, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (46)

10.40	Fourth Amendment dated March 7, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (47)

10.41	Fifth Amendment dated April 21, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (48)

10.42	Sixth Amendment dated May 17, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (49)

10.43	Seventh Amendment dated June 16, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (50)

10.44	Eighth Amendment dated March 28, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (51)

10.45	Mutual Consent dated September 8, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (52)

10.46	Ninth Amendment dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (53)

10.47	Tenth Amendment dated September 1, 2018 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (54)

10.48	Eleventh Amendment dated March 26, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015*

10.49	Facility Agreement dated September 11, 2015 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., the registrant and UniCredit Bank AG (55)

10.50
Supplemental Agreement dated June 3, 2016 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015 (56)

10.51
Supplemental Letter dated July 29, 2016 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (57)

10.52
Supplemental Letter dated March 7, 2017 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (58)

10.53
Supplemental Letter dated September 25, 2017 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (59)

10.54
Supplemental Letter dated April 30, 2018 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (60)

10.55
Supplemental Letter dated October 10, 2018 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (61)

10.56
Amended and Restated Facility Agreement dated November 22, 2018 between Premier Marine Co., Fellow Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015(62)

10.57	Loan Agreement dated November 4, 2015 between Squire Ocean Navigation Co. and Alpha Bank A.E. (63)

10.58	First Supplemental Agreement dated July 28, 2016 between Alpha Bank A.E. and Squire Ocean Navigation Co. with respect to the Loan Agreement dated November 4, 2015 (64)

10.59	Second Supplemental Agreement dated June 29, 2018 between Alpha Bank A.E. and Squire Ocean Navigation Co. with respect to the Loan Agreement dated November 4, 2015 (65)

10.60	Amended and Restated Loan Agreement dated November 28, 2016 between the registrant and Jelco Delta Holding Corp. (66)

10.61
Supplemental Agreement dated June 13, 2018 between the registrant, Knight Ocean Navigation Co. and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated November 28, 2016(67)

10.62	Amended and Restated Loan Agreement dated February 13, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Facility Agreement dated November 28, 2016(68)

10.63	Memorandum of Agreement dated March 28, 2017 with respect to the Partnership (69)

10.64	Addendum No. 1 dated April 25, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (70)

10.65	Addendum No. 2 dated May 15, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (71)

10.66	Addendum No. 3 dated May 30, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (72)

10.67	Amended and Restated Loan Agreement dated September 25, 2017 between the registrant, Partner Shipping Co., Champion Ocean Navigation Co., and Amsterdam Trade Bank N.V (73)

10.68
Supplemental Agreement dated May 18, 2018 between the registrant, Partner Shipping Co. Limited (formerly known as Partner Shipping Co.), Champion Ocean Navigation Co. Limited (formerly known as Champion Ocean Navigation Co.), and Amsterdam Trade Bank N.V, with respect to the Amended and Restated Loan Agreement dated September 25, 2017(74)

10.69	Amended and Restated Loan Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (75)

10.70	Supplemental Agreement dated February 13, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated September 27, 2017(76)

10.71	Convertible Note dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (77)

10.72	Amendment to Convertible Note dated February 13, 2019, between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated September 27, 2017(78)

10.73	Registration Rights Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (79)

10.74	Amended and Restated Loan Agreement dated June 13, 2018 between the registrant and Jelco Delta Holding Corp. (80)

10.75	Supplemental Letter dated August 11, 2018 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated June 13, 2018 (81)

10.76	Supplemental Letter dated January 31, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated June 13, 2018(82)

10.77	Loan Agreement dated June 11, 2018, between the registrant, Lord Ocean Navigation Co., the financial institutions listed in Part B of Schedule 1 thereto and Wilmington Trust, National Association (83)

10.78	Bareboat Charter Party dated June 28, 2018 between Knight Ocean Navigation Co. and Hanchen Limited (84)

10.79	Memorandum of Agreement dated June 28, 2018 between Knight Ocean Navigation Co. and Hanchen Limited (85)

10.80	Guarantee dated June 28, 2018 between the registrant and Hanchen Limited(86)

10.81
Memorandum of Agreement dated August 31, 2018 between the registrant and Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co. (87)

10.82
Addendum No. 1 dated September 28, 2018 between Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co. and Fellow Shipping Co. with respect to the Memorandum of Agreement dated August 31, 2018 (88)

10.83
Addendum No. 2 dated October 31, 2018 between Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co. and Fellow Shipping Co. with respect to the Memorandum of Agreement dated August 31, 2018 (89)

10.84	On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the Partnership (90)

10.85	On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the Lordship (91)

10.86	Sale and Purchase Agreement dated September 19, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation (92)

10.87
Addendum No. 1 to Sale and Purchase Agreement dated September 28, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation in respect of the Sale and Purchase Agreement dated September 19, 2018 (93)

10.88	Memorandum of Agreement dated September 20, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited (94)

10.89	Addendum No.1 dated September 27, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018 (95)

10.90	Addendum No.2 dated October 26, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018 (96)

10.91	Memorandum of Agreement dated September 20, 2018 between Gladiator Shipping Co. and Xiang B8 HK International Ship Lease Co., Limited (97)

10.92	Addendum No. 1 dated September 27, 2018 between Gladiator Shipping Co. and Xiang B8 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018 (98)

10.93	Sale and Purchase Agreement dated September 28, 2018 between Champion Marine Co. and Hyundai Materials Corporation (99)

10.94	Memorandum of Agreement dated November 5, 2018 between Champion Ocean Navigation Co. Limited, Seanergy Maritime Holdings Corp. and Cargill International SA(100)

10.95	Bareboat Charter Agreement dated November 7, 2018 between Cargill International SA and Champion Marine Co. for the Championship(101)

10.96	Registration Rights Agreement dated November 7, 2018 between the registrant and Cargill International SA(102)

10.97	Guarantee and Indemnity dated November 7, 2018 between the registrant and Cargill International SA(103)

10.98	Facility Agreement dated February 13, 2019 between Partner Shipping Co. Limited, the registrant, and Amsterdam Trade Bank N.V(104)

10.99	Loan Agreement dated March 26, 2019 between Jelco Delta Holding Corp. and the Registrant*

21.1	List of Subsidiaries(105)

23.1	Consent of Karatzas Marine Advisors & Co.

23.2	Consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)

23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith
**	To be filed by amendment
(1)	Incorporated herein by reference to Annex M to Exhibit 99.1 to the registrant's report on Form 6-K filed with the Commission on July 31, 2008 (File No. 001-33690).
(2)	Incorporated herein by reference to Exhibit 99.1 to the registrant's report on Form 6-K filed with the Commission on July 20, 2011.
(3)	Incorporated herein by reference to Exhibit 3.3 to the registrant's registration statement on Form F-1MEF filed with the Commission on August 28, 2009 (File No. 333-161595).
(4)	Incorporated herein by reference to Exhibit 3.4 to the registrant's report on Form 6-K filed with the Commission on September 16, 2010 (File No. 001-34848).
(5)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on June 27, 2011.
(6)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2011.
(7)	Incorporated herein by reference to Exhibit 3.7 to the registrant's report on Form 6-K filed with the Commission on January 7, 2016.
(8)	Incorporated herein by reference to Exhibit 3.8 to the registrant’s report on Form 6-K filed with the Commission on March 19, 2019.
(9)	Incorporated herein by reference to Exhibit 4.1 to the registrant's report on Form 6-K filed with the Commission on March 19, 2019.
(10)	Incorporated herein by reference to Exhibit 4.1 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(11)	Incorporated herein by reference to Exhibit 4.2 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(12)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by United Capital Investments Corp. with the Commission on September 12, 2014.
(13)	Incorporated herein by reference to Exhibit D to the Schedule 13D related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 12, 2015.
(14)	Incorporated herein by reference to Exhibit 4.5 to the registrant's annual report on Form 20-F filed with the Commission on March 7, 2018.
(15)	Incorporated herein by reference to Exhibit 4.6 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(16)	Incorporated herein by reference to Exhibit 4.51 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(17)	Incorporated herein by reference to Exhibit 4.10 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(18)	Incorporated herein by reference to Exhibit 4.11 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(19)	Incorporated herein by reference to Exhibit 4.10 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(20)	Incorporated herein by reference to Exhibit 4.11 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(21)	Incorporated herein by reference to Exhibit 10.9 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(22)	Incorporated herein by reference to Exhibit 10.10 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(23)	Incorporated herein by reference to Exhibit 4.12 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.

(24)	Incorporated herein by reference to Exhibit 4.52 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(25)	Incorporated herein by reference to Exhibit 4.14 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(26)	Incorporated herein by reference to Exhibit 4.15 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(27)	Incorporated herein by reference to Exhibit 4.13 to the registrant's annual report on Form 20-F filed with the Commission on March 7, 2018.
(28)	Incorporated herein by reference to Exhibit 4.19 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(29)	Incorporated herein by reference to Exhibit 4.53 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(30)	Incorporated herein by reference to Exhibit 4.17 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(31)	Incorporated herein by reference to Exhibit 10.18 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(32)	Incorporated herein by reference to Exhibit 10.19 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(33)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 13, 2015.
(34)	Incorporated herein by reference to Exhibit 10.17 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(35)	Incorporated herein by reference to Exhibit 10.18 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(36)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(37)	Incorporated herein by reference to Exhibit 4.57 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(38)	Incorporated herein by reference to Exhibit 4.58 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(39)	Incorporated herein by reference to Exhibit 4.38 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(40)	Incorporated herein by reference to Exhibit 10.43 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(41)	Incorporated herein by reference to Exhibit 4.43 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(42)	Incorporated herein by reference to Exhibit 10.29 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(43)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 29, 2015.
(44)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015.
(45)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015.
(46)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on February 11, 2016.
(47)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 14, 2016.
(48)	Incorporated herein by reference to Exhibit 10.1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(49)	Incorporated herein by reference to Exhibit 10.2 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(50)	Incorporated herein by reference to Exhibit 10.3 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(51)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 7, 2017.
(52)	Incorporated herein by reference to Exhibit 10.34 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(53)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.

(54)	Incorporated herein by reference to Exhibit 10.41 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(55)	Incorporated herein by reference to Exhibit 4.39 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(56)	Incorporated herein by reference to Exhibit 10.45 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(57)	Incorporated herein by reference to Exhibit 10.46 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(58)	Incorporated herein by reference to Exhibit 4.47 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(59)	Incorporated herein by reference to Exhibit 10.40 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(60)	Incorporated herein by reference to Exhibit 10.47 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(61)	Incorporated herein by reference to Exhibit 10.48 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(62)	Incorporated herein by reference to Exhibit 4.53 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(63)	Incorporated herein by reference to Exhibit 4.40 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(64)	Incorporated herein by reference to Exhibit 10.48 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(65)	Incorporated herein by reference to Exhibit 10.51 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(66)	Incorporated herein by reference to Exhibit 10.52 to the registrant's registration statement on Form F-1/A filed with the Commission on November 29, 2016.
(67)	Incorporated herein by reference to Exhibit 4.58 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(68)	Incorporated herein by reference to Exhibit 4.59 to the registrant’s annual report on Form 20-F filed with the Commission March 25, 2019.
(69)	Incorporated herein by reference to Exhibit 4.56 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(70)	Incorporated herein by reference to Exhibit 4.57 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(71)	Incorporated herein by reference to Exhibit 10.57 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(72)	Incorporated herein by reference to Exhibit 10.58 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(73)	Incorporated herein by reference to Exhibit 10.59 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(74)	Incorporated herein by reference to Exhibit 4.65 to the registrant’s registration statement on Form 20-F filed with the Commission on March 25, 2019.
(75)	Incorporated herein by reference to Exhibit 10.60 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(76)	Incorporated herein by reference to Exhibit 4.67 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(77)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(78)	Incorporated herein by reference to Exhibit 4.69 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(79)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(80)	Incorporated herein by reference to Exhibit 10.79 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(81)	Incorporated herein by reference to Exhibit 10.80 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(82)	Incorporated herein by reference to Exhibit 4.73 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(83)	Incorporated herein by reference to Exhibit 10.81 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.

(84)	Incorporated herein by reference to Exhibit 10.82 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(85)	Incorporated herein by reference to Exhibit 10.83 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(86)	Incorporated herein by reference to Exhibit 4.77 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(87)	Incorporated herein by reference to Exhibit 10.84 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(88)	Incorporated herein by reference to Exhibit 10.85 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(89)	Incorporated herein by reference to Exhibit 10.86 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(90)	Incorporated herein by reference to Exhibit 10.87 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(91)	Incorporated herein by reference to Exhibit 10.88 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(92)	Incorporated herein by reference to Exhibit 10.89 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(93)	Incorporated herein by reference to Exhibit 10.90 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(94)	Incorporated herein by reference to Exhibit 10.91 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(95)	Incorporated herein by reference to Exhibit 10.92 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(96)	Incorporated herein by reference to Exhibit 10.93 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(97)	Incorporated herein by reference to Exhibit 10.94 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(98)	Incorporated herein by reference to Exhibit 10.95 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(99)	Incorporated herein by reference to Exhibit 10.96 to the registrant's registration statement on Form F-1 filed with the Commission on November 8, 2018.
(100)	Incorporated herein by reference to Exhibit 4.91 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(101)	Incorporated herein by reference to Exhibit 4.92 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(102)	Incorporated herein by reference to Exhibit 4.93 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(103)	Incorporated herein by reference to Exhibit 4.94 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(104)	Incorporated herein by reference to Exhibit 4.95 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.
(105)	Incorporated herein by reference to Exhibit 8.1 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019.